ASSET PURCHASE AGREEMENT

                                  By and Among

                              BC ACQUISITION CORP.,

                              THERMO FIBERTEK INC.,



                           THE BLACK CLAWSON COMPANY,

                      BLACK CLAWSON SHARTLE MFG. CO. INC.,

                       BLACK CLAWSON INTERNATIONAL, LTD.,

                   BLACK CLAWSON CANADA FIBRE PROCESSING LTD.,

                            BLACK CLAWSON EUROPE S.A.

                                       and

                                CARL C. LANDEGGER


                                  May 22, 1997
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        TABLE OF CONTENTS



        ARTICLE IDEFINITIONS1

        ARTICLE IITHE PURCHASE15

             2.1  Purchase and Sale of the Acquired Assets     15

             2.2  Assumption of Liabilities                    15

             2.3  Purchase Price                               19

             2.4  The Closings                                 20

             2.5  Allocation of Purchase Price                 22

             2.6  Post-Closing Adjustments                     22

             2.7  Further Assurances                           24

             2.8  Escrow                                       25

             2.9  Transaction Taxes                            25

             2.10 Restricted Assets                            26

             2.11 Sellers' Representative                      27

        ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF THE SELLERS29

             3.1  Organization, Qualification and Corporate Power29

             3.2  Subsidiaries                                 29

             3.3  Authority                                    30

             3.4  Noncontravention                             30

             3.5  Financial Statements                         31

             3.6  Absence of Certain Changes                   31

             3.7  Undisclosed Liabilities                      31

             3.8  Tax Matters                                  31

             3.9  Ownership and Condition of Assets            32

             3.10 Intellectual Property                        33

             3.11 Inventory.                                   35

             3.12 Contracts                                    35
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             3.13 Accounts Receivable; Contracts in Progress; Accounts
        Payable                                           38

             3.14 Powers of Attorney                      38

             3.15 Insurance Policies                      38

             3.16 Litigation                              39

             3.17 Product Warranty; Recall                39

             3.18 Employees                               39

             3.19 Employee Benefits                       41

             3.20 Environmental Matters                   44

             3.21 Legal Compliance                        45

             3.22 Permits                                 45

             3.23 Certain Business Relationships With Affiliates46

             3.24 Brokers' Fees                           46

             3.25 Books and Records                       46

             3.26 Customers and Suppliers                 46

             3.27 Real Property Leases                    47

             3.28 Owned Real Property.                    48

             3.29 Indebtedness and Guaranties             49

             3.30 Government Contracts                    50

             3.31 Disclosure                              50

        ARTICLE IVREPRESENTATIONS AND WARRANTIES OF THE BUYER51

             4.1  Organization                            51

             4.2  Authority                               51

             4.3  Noncontravention.                       51

             4.4  Brokers' Fees                           52

        ARTICLE VPRE-CLOSING COVENANTS52

             5.1  Best Efforts                            52

             5.2  Notices and Consents                    52

             5.3  HSR Act                                 52
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             5.4  Operation of Business                   53

             5.5  Full Access                             55

             5.6  Notice of Breaches; Updates; Interim Financial
        Statements                                        55

             5.7  Exclusivity                             56

             5.8  Bulk Transfers Law                      56

             5.9  BC France.                              56

        ARTICLE VICONDITIONS TO CLOSING                   57

             6.1  Conditions to Obligations of the Buyer for the U.S.
        Closing                                           57

             6.2  Conditions to Obligations of the Sellers for the U.S.
        Closing                                           60

             6.3  Conditions to Obligations of the Buyer for the France
        Closing                                           61

             6.4  Conditions to Obligations of the Sellers for the France
        Closing                                           63

        ARTICLE VIIPOST-CLOSING COVENANTS                 64

             7.1  Proprietary Information                 64

             7.2  Solicitation and Hiring                 65

             7.3  Non-Competition; Referral of Customers  65

             7.4  Sharing of Data                         68

             7.5  Enforcement of Insurance Claims         69

             7.6  Cooperation in Litigation               69

             7.7  Collection of Accounts Receivable and Contracts in
        Progress                                          69

             7.8  Employees                               70

             7.9  Employee Benefit Matters.               71

             7.10 Tax Matters.                            74

             7.11 Employee Notices.                       75

             7.12 Use of Name.                            75

             7.13 Sellers' Obligations.                   76

             7.14 U.K. Value Added Tax.                   76
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             7.15 BC France.                         77

             7.16 BC International Inventory         80

             7.17 Excluded Sales Contracts           80

             7.18 Arrangements Regarding Certain Contracts80

        ARTICLE VIIIINDEMNIFICATION                  81

             8.1  Indemnification by the Sellers     81

             8.2  Indemnification by the Buyer       82

             8.3  Claims for Indemnification         83

             8.4  Defense by the Indemnifying Party  83

             8.5  Payment of Indemnification Obligation84

             8.6  Survival                           84

             8.7  Limitations                        85

             8.8  Parent Guarantee                   85

        ARTICLE IXTERMINATION                        86

             9.1  Termination of Agreement           86

             9.2  Effect of Termination              86

             9.3  Termination of France Closing      86



        ARTICLE XMISCELLANEOUS                       87

             10.1 Press Releases and Announcements   87

             10.2 No Third Party Beneficiaries       88

             10.3 Entire Agreement                   88

             10.4 Succession and Assignment.         88

             10.5 Counterparts                       89

             10.6 Headings                           89

             10.7 Notices                            89

             10.8 Governing Law; Time of the Essence 90

             10.9 Amendments and Waivers             90
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             10.10     Severability                       90

             10.11     Expenses                           90

             10.12     Specific Performance               90

             10.13     Construction                       91

             10.14     Incorporation of Exhibits and Schedules91
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        Exhibit A -    December 31, 1996 Balance Sheet

        Exhibit B -    December 31, 1996 Income Statement

        Exhibit C -    Form of Bill of Sale

        Exhibit D -    Form of Instrument of Assumption of Liabilities

        Exhibit E -    Form of Patent Assignment

        Exhibit F -    Form of Trademark Assignment

        Exhibit G -    Form of Escrow Agreement

        Exhibit H -    Form of BC France Escrow Agreement

        Exhibit I      -    Form of France Bill of Sale

        Exhibit J -    U.K. Pension Exhibit

        Exhibit K -    Form of Opinion of U.S. Counsel to the Sellers

        Exhibit L-1    -    Form of U.K. Supply Agreement

        Exhibit L-2    -    Form of U.K. Mutual Personnel and Services
        Agreement

        Exhibit M -    Form of U.S. Lease and Services Agreement

        Exhibit N -    Form of BC Asia Sublease Agreement

        Exhibit O -    Form of Opinion of Special Counsel to the Buyer

        Exhibit P -    Form of Trademark License Agreement

        Exhibit Q -    Form of Opinion of French Counsel to the Sellers



        Schedule 1.2(e)     -    Assigned Contracts

        Schedule 1.33  -    Non-U.S. Designated Employees

        Schedule 1.44(k)    -    Ohio Office Equipment

        Schedule 1.44(n)    -    Excluded Contracts

        Schedule 1.82  -    Sellers' Obligations

        Schedule 2.2(b)(xvi)     -    Assumed Foreign Currency Contracts

        Schedule 2.6        -    Sellers' Accounting Principles

        Schedule 7.15(f)    -    Severance Costs

        Disclosure Schedule
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        ASSET PURCHASE AGREEMENT

             This Asset Purchase Agreement is entered into as of the 22nd day of May, 1997, by and among BC Acquisition Corp., a Delaware corporation (the "Buyer"), Thermo Fibertek Inc., a Delaware corporation (the "Parent"), The Black Clawson Company, an Ohio corporation ("Black Clawson"), Black Clawson Shartle Mfg. Co. Inc., a Delaware corporation ("BC Shartle"), Black Clawson International, Ltd., a company limited by shares under the Companies Act of 1985 of the United Kingdom ("BC International"),
         Black Clawson Canada Fibre Processing Ltd., a Canadian Federal corporation ("BC Canada"), Black Clawson Europe S.A., a corporation organized under the laws of France ("BC France"), and Carl C. Landegger (the "Principal").

        Preliminary Statement

             Subject to the terms and conditions of this Agreement, the Buyer desires to purchase, and the Sellers desire to sell, all of the business and assets of the Sellers used in connection with the Business (as defined below), for the consideration set forth below and the assumption by the Buyer of certain of the Sellers' liabilities set forth below relating to the Business.

             NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties, the Parent and the Principal agree as follows.

        ARTICLE I

        DEFINITIONS

             For purposes of this Agreement, the following terms shall have the meanings ascribed to them below.

        "Accounts Receivable" means all trade and other accounts receivable and notes and loans receivable relating to or generated by the Business, other than accounts receivable or notes or loans receivable from employees of the Sellers evidencing loans to such employees (other than (a) travel advances in the Ordinary Course of Business and (b) the approximately $70,000 loan from Black Clawson to Andrew Gan).

        "Acquired Assets" means all right, title and interest in and to all of the assets, properties and rights, whether real, personal, tangible or intangible, of every kind, nature and description, of the Sellers existing as of the U.S. Closing or, in the case of BC France, the France Closing and relating to or used in connection with the Business, including without limitation:

                  (a) all Accounts Receivable and all unbilled amounts for Contracts in Progress (excluding Accounts Receivable and Contracts in Progress of BC France);
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                  (b)  all inventories of raw materials, work in process,
        finished goods, supplies, packaging materials, spare parts and similar items (excluding any such items owned by BC France);

                  (c) all machinery, equipment, tools and tooling, furniture, fixtures, leasehold improvements and motor vehicles (excluding any such items owned by BC International (other than assets listed on Section 3.9(c) of the Disclosure Schedule) or by BC France);

                  (d) all Intellectual Property and all associated goodwill, including without limitation all rights to (i) the name "Black Clawson," subject to the license arrangement in favor of Black Clawson referenced in Section 6.2(f), and (ii) the mass balance software owned by BC International;

                  (e) all rights under contracts, agreements or instruments (including without limitation any agreements or instruments securing any amounts owed to any of the Sellers in connection with the Business, any leases or subleases for real property, any equipment leases and any licenses or sublicenses issued to or by any of the Sellers relating to Intellectual Property), including without limitation those contracts and licenses set forth on Schedule 1.2(e) attached hereto, but excluding (i) any Contracts in Progress of BC France, (ii) any notes or other instruments evidencing loans made by any of the Sellers to any of their employees (other than (A) travel advances in the Ordinary Course of Business and (B) the approximately $70,000 loan from Black Clawson to Andrew Gan), (iii) any Employee Benefit Plans, (iv) any sales representative or similar agreements providing for the sale and/or distribution of both products relating to the Business and products relating to any other business conducted by any of the Sellers (the "Excluded Sales Contracts"), and (v) any employment agreements with employees who do not constitute Continuing Employees (subject to Section 1.2(j)) (collectively, the "Assigned Contracts");

                  (f) to the extent assignable, all claims, security deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment and all rights under warranties;

                  (g) to the extent assignable, all Permits issued by or obtained from any Governmental Entity;

                  (h) all books, records, accounts, ledgers, files, documents, correspondence, lists (customer or otherwise), drawings or specifications, product and sales literature, employment records of Continuing Employees (but excluding records concerning Employee Benefit Plans), manufacturing, technical and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials, other than the Sellers' corporate minute books;

                  (i) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other
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        appurtenants thereto, other than any real property, leaseholds and subleaseholds of BC France and BC International;

                  (j) all rights to enforce any confidentiality, invention assignment and/or noncompetition agreements between any Seller and its employees to the extent that such agreements relate to the Business;

                  (k) all outstanding capital stock and other forms of equity interest and rights to acquire equity in (i) Jin Ya Taiwan and (ii) SOREP, in each case owned by any Seller;

                  (l) all assets, properties and rights comprising the Sellers' offices in Beijing and Guangzhou, China (irrespective of whether such assets, properties or rights relate to or are used in connection with the Business); and

                  (m) all claims and defenses to the extent relating to any of the foregoing or to the Assumed Liabilities.

                  Notwithstanding the foregoing, under no circumstances shall the Acquired Assets include any Excluded Assets.

        "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

        "Agreement" shall mean this Asset Purchase Agreement, together with the exhibits and schedules (including the Disclosure
        Schedule) hereto, as such agreement, exhibits and schedules may be amended from time to time in accordance with the terms hereof.

        "Ancillary Agreements" means the agreements and instruments attached as exhibits to this Agreement or contemplated to be entered into in connection herewith.

        "Assigned Contracts" shall have the meaning set forth in Section 1.2(e) of this Agreement.

        "Assumed Liabilities" means the following liabilities of the Sellers and no other liabilities:

                  (a) the liabilities of the Sellers (other than liabilities for Taxes for "Pre-Closing Periods" (determined in accordance with Section 7.10 hereof), liabilities pursuant to any Employee Benefit Plan and liabilities of BC France) incurred in connection with the Business as set forth on the face of (and not solely in any notes to) the December 31, 1996 Balance Sheet, to the extent they have not been paid or discharged prior to the U.S. Closing;

                  (b) all liabilities of the Sellers (other than liabilities for Taxes for "Pre-Closing Periods" (determined in accordance with Section 7.10 hereof), liabilities pursuant to any Employee Benefit Plan and liabilities of BC France) incurred in connection with the Business which have arisen after December 31, 1996 in the Ordinary Course of Business and which are of the same type as those set forth on the face of (and not solely in any
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        notes to) the December 31, 1996 Balance Sheet, to the extent such liabilities have not been paid or discharged prior to the U.S. Closing; provided that this clause (b) shall not encompass any such liabilities or obligations which relate to any breach of contract, breach of warranty (except as set forth in paragraph (d) below), tort, infringement or violation of Law or Regulation or which arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand;

                  (c) all obligations of the Sellers arising after the U.S. Closing or, with respect to Assigned Contracts of BC France, the France Closing, under the Assigned Contracts, other than obligations arising from a breach of an Assigned Contract by any of the Sellers prior to the applicable Closing Date;

                  (d) all liabilities of the Sellers for product warranty claims for products manufactured or sold in connection with the Business prior to the U.S. Closing or, with respect to products manufactured or sold by BC France, the France Closing, in each case to the extent they do not relate to the matters which are the subject of indemnification by the Sellers pursuant to Section 8.1(e) of this Agreement;

                  (e) all liabilities of the Sellers for product liability claims arising out of occurrences after the U.S. Closing or, with respect to products sold or manufactured by BC France, the France Closing, including damages to persons or property, relating to products sold or manufactured in connection with the Business prior to the applicable Closing, other than liabilities that are the subject of indemnification by the Sellers pursuant to Section 8.1(e) of this Agreement;

                  (f) all liabilities of the Sellers for accrued vacation and personal time for Continuing Employees to the extent of the accrual therefor set forth on the Closing Statement; and

                  (g) fifty percent (50%) of any Transfer Taxes (other than any VAT) and 100% of any VAT.

                  Notwithstanding the foregoing, under no circumstances shall the Assumed Liabilities include any Retained Liabilities listed in clauses (i) through (xxiii) of Section 2.2(b) of this Agreement.

        "BC Asia" means Black Clawson Asia (Pte.) Ltd., a private limited company organized under the laws of Singapore.

        "BC Canada" means Black Clawson Canada Fibre Processing Ltd., a Canadian Federal corporation.

        "BC France" means Black Clawson Europe S.A., a corporation organized under the laws of France and registered with the Registry of Commerce and Companies of Bordeaux under number RCS-B-465-203-008.
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        "BC France Bankruptcy Proceeding" means the redressement
        judiciaire proceeding relating to the assets and indebtedness of BC France currently pending in the French Bankruptcy Court.

        "BC France Creditors" means the creditors of BC France with claims in the BC France Bankruptcy Proceeding, and shall include, without limitation, the holders of Obligations Remboursables en Actions.

        "BC France Escrow Agreement" shall have the meaning set forth in
        Section 2.4(b)(xi) of this Agreement.

        "BC France Escrow Fund" shall have the meaning set forth in
        Section 2.8(b) of this Agreement.

        "BC France Payments" shall have the meaning set forth in Section 5.9(b) of this Agreement.

        "BC France Receiver" means the Commissaire a l' Execution du Plan, who is maitre Jean-Denis Silvestri, 54 rue St. Remi, 33000, Bordeaux, France.

        "BC International" means Black Clawson International, Ltd., a company limited by shares under the Companies Act of 1985 of the United Kingdom.

        "BC Shartle" means Black Clawson Shartle Mfg. Co. Inc., a
        Delaware corporation.

        "Black Clawson" means The Black Clawson Company, an Ohio corporation.

        "Black Clawson Group" means the Sellers, but only with respect to any matter relating to or affecting the Business or the operation or conduct thereof, or otherwise affecting the transactions contemplated by this Agreement.

        "Business" means the design, development, sale, marketing and manufacture of stock preparation machinery and equipment used in the manufacture of pulp and paper as conducted by the Sellers.

        "Buyer" means BC Acquisition Corp., a Delaware corporation.

        "Cash Payment" shall have the meaning set forth in Section 2.3 of this Agreement.

        "CERCLA" means the federal Comprehensive Environmental
        Compensation, Liability and Response Act of 1980.

        "Closing" means the U.S. Closing or the France Closing, as the case may be.

        "Closing Date" means the U.S. Closing Date or the France Closing Date, as the case may be.

        "Closing Statement" shall have the meaning set forth in Section 2.6(b) of this Agreement.
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        "Code" means the Internal Revenue Code of 1986, as amended.

        "Continuing Employee" means each Designated Employee who accepts employment with the Buyer pursuant to Section 7.8 of this Agreement or who, as a result of this Agreement or the Acte de Cession de Fonds de Commerce entered into at the France Closing, transfers to a subsidiary of the Buyer pursuant to the Transfer Regulations.

        "Contracts in Progress" means all contracts in progress and binding purchase orders for the sale of equipment and/or the provision of services which have not been shipped or provided as of the U.S. Closing (or, with respect to contracts in progress or binding orders of BC France, the France Closing) and which relate to the Business.

        "Damages" means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, shortfalls, diminutions in value, losses and expenses (including without limitation amounts paid in settlement, interest thereon at the rate at which interest is paid on the Escrow Fund from the date of liquidation of the claim until paid, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation). To the extent Damages are incurred in a currency other than U.S. Dollars, Damages shall be paid in U.S. Dollars based on the applicable exchange rate in effect on the date on which such Damages are finally determined in accordance with Article VIII of this Agreement.

        "December 31, 1996 Balance Sheet" means the unaudited balance sheet of the Business as of December 31, 1996 attached hereto as Exhibit A.

        "Designated Employee" means (a) each employee of the Sellers based in the United States and employed primarily in the conduct of the Business and (b) each employee of the Sellers based outside of the United States and listed on Schedule 1.33 attached hereto.

        "Designated Transferee" shall have the meaning set forth in
        Section 10.4 of this Agreement.

        "Disclosure Schedule" shall have the meaning set forth in the introduction to Article III of this Agreement.

        "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, medical benefits, deferred compensation, bonuses, stock options,
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        stock purchase, phantom stock, stock appreciation, profit sharing or other forms of incentive compensation or post-retirement compensation relating to any employee of the Black Clawson Group.

        "Environmental Law" means any Law or Regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (a) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (b) air, water and noise pollution;
        (c) groundwater and soil contamination; (d) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, pesticides or chemicals; (e) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other receptacles; (g) health and safety of employees and other persons; and (h) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, pesticides, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" shall have the meaning set forth in CERCLA.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is or was at any time after December 31, 1990 a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code, (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any of the Sellers.

        "Escrow Agent" means Bank One Trust Company, N.A., in its capacity as escrow agent under the Escrow Agreement or the BC France Escrow Agreement, as the case may be.

        "Escrow Agreement" shall have the meaning set forth in
        Section 2.4(b)(x) of this Agreement.

        "Escrow Fund" shall have the meaning set forth in Section 2.8(a) of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means (a) any assets related primarily to BC International's converting, Unidac, Bristol Former and United Container Machinery Inc. business, (b) the real property owned by BC International and located in Newport, South Wales of the United Kingdom, (c) the real property owned by BC France and
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        located in Floirac, France, (d) any machine tools owned by BC
        France, (e) any machine tools owned by BC International and not used exclusively in connection with the Business (it being understood that the tools located at BC International and described in Section 3.9(c) of the Disclosure Schedule are used exclusively in connection with the Business), (f) any raw materials owned by BC International and not used exclusively in connection with the Business, (g) the shares of capital stock of Black Clawson Converting Machinery Corp. and Black Clawson Partner, Inc. owned by Black Clawson, (h) any interest of any of the Sellers in 1st Urban Fiber Operations, Inc., Hagerstown Fibre Limited Partnership or Lafayette Paper, L.P., (i) any of the Sellers' cash, short-term investments, deposits, bank accounts, traded securities or shares in United States Filter Corporation,
        (j) any assets owned or leased by any of the Sellers and comprising the Black Clawson corporate office in New York, New York, other than any books, records or other data in such office relating to or used in connection with the Business, (k) the furniture, fixtures, filing cabinets and office equipment owned or leased by any of the Sellers and located in Black Clawson's corporate office in Middletown, Ohio and listed on
        Schedule 1.44(k) attached hereto, (l) any Restricted Assets that are not assignable to the Buyer as a matter of law, (m) any intercompany receivable due any Seller from any other Seller or an Affiliate of such other Seller, other than receivables evidencing products sold in the Ordinary Course of Business to any Affiliate of any Seller for use or resale in connection with any business other than the Business, (n) any rights under the contracts, agreements or instruments listed on Schedule 1.44(n) attached hereto, (o) any rights under the Contracts in Progress of BC France, and (p) any key-man life insurance policies on the life of the Principal.

        "Financial Statements" means the December 31, 1996 Balance Sheet, together with the unaudited consolidated income statement of the Business for the twelve months ended December 31, 1996 attached hereto as Exhibit B.

        "France Assets" means all of the Acquired Assets owned by BC
        France.

        "France Closing" means the closing of the purchase and sale of the France Assets on the France Closing Date.

        "France Closing Date" shall have the meaning set forth in Section 2.4(c) of this Agreement.

        "France Liabilities" means all of the Assumed Liabilities which constitute liabilities or obligations of BC France.

        "French Bankruptcy Court" means the Tribunal de Commerce de Bordeaux, France.

        "GAAP" means United States generally accepted accounting
        principles.
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        "General Manager" shall have the meaning set forth in Section
        7.15(d) of this Agreement.

        "Governmental Entity" means any foreign, federal, state or local governmental, regulatory or administrative authority or agency, court or arbitrational tribunal.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Party" means any Party or Parties seeking indemnification under Article VIII of this Agreement.

        "Indemnifying Party" means any Party or Parties from whom indemnification is sought under Article VIII of this Agreement.

        "Initial Closing Statement" shall have the meaning set forth in
        Section 2.6(a) of this Agreement.

        "Intellectual Property" means any and all (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (b) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, technical drawings, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (g) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the Laws and Regulations of all jurisdictions), and (h) copies and tangible embodiments thereof.

        "Laws and Regulations" means all federal, state, regional, county, local or foreign laws, statutes, codes, rules, decrees, regulations, ordinances and orders.

        "Material Adverse Effect" means Damages to the Business and/or the Buyer of more than $200,000.

        "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), pesticides, toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.
PAGE

        "Net Tangible Assets" means the excess of (a) the tangible Acquired Assets (including accounts receivable and prepaid expenses), over (b) the Assumed Liabilities.

        "Neutral Accountants" shall have the meaning set forth in
        Section 2.6(b) of this Agreement.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

        "Owned Real Property" means all real property owned by any member of the Black Clawson Group, other than (a) the real property owned by BC International and located in Newport, South Wales of the United Kingdom and (b) the real property owned by BC France and located in Floirac, France.

        "Parent" means Thermo Fibertek Inc., a Delaware corporation and the sole stockholder of the Buyer.

        "Parties" means the Buyer, Black Clawson, BC Shartle, BC
        International, BC Canada and BC France.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permits" means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights used in connection with the Business.

        "Post-Closing Periods" shall have the meaning set forth in
        Section 7.10(a)(ii) of this Agreement.

        "Pre-Closing Periods" shall have the meaning set forth in
        Section 7.10(a)(i) of this Agreement.

        "Principal" means Carl C. Landegger.

        "Purchase Price" shall have the meaning set forth in Section 2.3 of this Agreement.

        "Restricted Assets" means each contract, agreement or instrument that would, but for the operation of Section 2.10 hereof, constitute an Assigned Contract, and in each case which cannot be validly assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or a third person (including a Governmental Entity), or with respect to which such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense is reasonably likely to (a) constitute a breach thereof or a violation of any Law or Regulation or (b) entitle the other party thereto to terminate such contract, agreement or instrument or receive any additional payment thereunder.

        "Restricted Employee" means any person who either (a) was an employee of the Buyer or the Parent on either the date of this Agreement or either Closing Date or (b) (i) was employed by any
PAGE
        member of the Black Clawson Group (other than BC France) on either the date of this Agreement or the U.S. Closing Date and received an employment offer from the Buyer within five days following the U.S. Closing Date, or (ii) was employed by BC France on either the date of this Agreement or the France Closing Date and received an employment offer from the Buyer within five days following the France Closing Date.

        "Retained Liabilities" shall have the meaning set forth in
        Section 2.2(b) of this Agreement.

        "Retirement Plans" shall have the meaning set forth in
        Section 3.19(b) of this Agreement.

        "Savings Plan" means The Black Clawson Company 401 Member Savings
        Plan.

        "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

        "Sellers" means Black Clawson, BC Shartle, BC International, BC France and BC Canada.

        "Sellers' Knowledge" means the actual knowledge or awareness, after due inquiry, of any Seller.

        "Sellers' Obligations" means the obligations and liabilities of the Sellers with respect to the Business under the agreements and arrangements listed on Schedule 1.82 attached hereto.

        "Sellers' Representative" shall have the meaning set forth in
        Section 2.11 of this Agreement.

        "Sellers' Welfare Plans" means each welfare benefit plan sponsored by any of the Sellers or any Affiliate of any of the Sellers.

        "Seller's UK Scheme" means the Black Clawson International, Ltd. Retirement Benefits Plan (1973).

        "SOREP" means Ste de Realisations et Etudes Papetieres S.A.R.L., a limited liability company organized under the laws of France and registered with the Registry of Commerce and Companies of Bordeaux under number RCS-B-384-653-989.

        "Special Provisions Order" shall have the meaning set forth in
        Section 7.14 of this Agreement.

        "Subsidiary" means (a) any corporation with respect to which another corporation or entity, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or (b) any corporation or other entity with respect to which another corporation or entity, directly or indirectly, owns 50% or more of the aggregate equity interest.
PAGE

        "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, business, professional, employment, payroll and franchise taxes and social security charges imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any obligation to pay or reimburse any other parties for any such liabilities of such other party.

        "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing or social security authority in connection with Taxes.

        "Transfer Regulations" means the Transfer of Undertakings
        (Protection of Employment) Regulations 1981 of the United Kingdom and Article L. 122-12 of the French Labor Code.

        "Transfer Taxes" shall have the meaning set forth in Section 2.9 of this Agreement.

        "UK Employee" means any employee who is assigned to the Business in so far as it is carried out at any establishment in the United Kingdom.

        "U.K. Reporting Package" means a detailed statement of the tangible Acquired Assets (including accounts receivable and prepaid expenses) of BC International and the Assumed Liabilities of BC International, in each case as of the close of business on the U.S. Closing Date, together with such back-up and supporting documentation as the Buyer may reasonably request.

        "Union" means the International Association of Machinists and Aerospace Workers, A.F.L. - C.I.O.

        "Union Agreements" shall have the meaning set forth in
        Section 3.18(b) of this Agreement.

        "U.S. Closing" means the closing of the transactions contemplated by this Agreement, other than the transactions to be consummated at the France Closing.

        "U.S. Closing Date" shall have the meaning set forth in
        Section 2.4(a) of this Agreement.

        "VAT" means the U.K. value added tax.

        "VATA" shall have the meaning set forth in Section 7.14 of this Agreement.

        ARTICLE II
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




        THE PURCHASE

             Purchase and Sale of the Acquired Assets. Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, for the consideration specified below in this Article II, (a) at the U.S. Closing, all of the Acquired Assets other than the France Assets, and (b) at the France Closing, all of the France Assets. Notwithstanding the foregoing, the Acquired Assets shall not include any of the Excluded Assets.

         Assumption of Liabilities.

             (a) Subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, (i) from and after the U.S. Closing, the Assumed Liabilities other than the France Liabilities, and (ii) from and after the France Closing, the France Liabilities.

             (b) Notwithstanding anything to the contrary set forth herein, the Buyer shall not assume or become responsible for, and the Sellers shall remain solely liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the applicable Closing) of the Sellers which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall include, without limitation, the following: all liabilities and obligations of any of the Sellers for costs and expenses incurred in connection with the preparation and negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement;

                  (i) all liabilities and obligations of any of the Sellers under this Agreement or any of the Ancillary Agreements;

                  (ii) all liabilities and obligations of any of the Sellers for any Taxes for Pre-Closing Periods;

                  (iii) all liabilities and obligations of any of the Sellers under any agreements, contracts, leases or licenses which are not Assigned Contracts;

                  (iv) all obligations of any of the Sellers arising and due to be performed prior to the U.S. Closing (or, in the case of obligations of BC France, the France Closing) under the Assigned Contracts, and all liabilities for any breach, act or omission by any of the Sellers prior to the U.S. Closing (or, in the case of liabilities of BC France, the France Closing) under any Assigned Contract;

                  (v) except as specifically set forth in Section 1.7(e), all liabilities of any of the Sellers for any product liability claim, including damage to persons or property, relating to
PAGE
        products sold prior to the U.S. Closing (or, in the case of products sold by BC France, the France Closing);

             (vi) all liabilities and obligations of any of the Sellers arising out of events, conduct or conditions existing or occurring prior to the U.S. Closing (or, in the case of liabilities or obligations of BC France, the France Closing) that constitute a violation of or noncompliance with any Law or Regulation, any judgment, decree or order of any Governmental Entity, or any Permit;

             (vii) all liabilities and obligations of any of the Sellers (including without limitation costs of cleanup and remediation) resulting from (A) any releases of any Materials of Environmental Concern into the environment in connection with the operation of the Business or any other business by any Seller or any predecessor business or company prior to the U.S. Closing Date (or, with respect to the portion of the Business or any other business operated by BC France, the France Closing Date) or for which any Seller is liable pursuant to any indemnity or otherwise; (B) the existence of any Materials of Environmental Concern at any site on which the business or operations of the Business or any predecessor business or company was conducted prior to the Closing Date (or, with respect to the portion of the Business or any other business operated by BC France, the France Closing Date) or to which any such Materials of Environmental Concern were transported; (C) any release of any Materials of Environmental Concern at any such location if such release could give rise under any Environmental Law to liability on the part of any Seller or any predecessor business or company; or (D) any violation of any Environmental Law by any Seller or any predecessor business or company which occurred prior to the Closing (or, with respect to any such violation by BC France or any predecessor thereto, the France Closing); provided, however, that the liabilities and obligations referred to in this clause
        (viii) shall constitute Retained Liabilities only to the extent asserted by the Buyer prior to the fifth anniversary of the applicable Closing Date; provided further, however, that Retained Liabilities shall include all Damages which result from an event, condition, release or violation asserted by the Buyer prior to such date whether or not such Damages are known or incurred before such fifth anniversary;

                  (viii) except as specifically set forth in Section 1.7(e), all liabilities and obligations of any of the Sellers for injury to or death of persons or damage to or destruction of property occurring prior to the Closing (or, in the case of liabilities or obligations of BC France, the France Closing), including without limitation any workers compensation claim;

                  (ix) all intercompany liabilities of the Sellers and their Affiliates;

                  (x) any claims against, or liabilities or obligations of or in connection with, any Employee Benefit Plans, including without limitation any excise Taxes, penalties or other liabilities imposed under ERISA or the Code, except as otherwise
PAGE
        expressly provided in Sections 2.2(b)(xii), 2.2(b)(xiii) or 7.9 of this Agreement;

                  (xi) except as specifically set forth in Sections 7.15(e) and (f), all liabilities and obligations of any of the Sellers to pay severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay or other benefits to any current or former employee of any of the Sellers whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement (other than liabilities or obligations for severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay or other benefits to any Continuing Employees who are terminated by the Buyer or any successor to the Buyer following the U.S. Closing (or, in the case of Continuing Employees who are former employees of BC France, the France Closing)) and all liabilities resulting from the termination of employment of employees of any of the Sellers prior to the U.S. Closing (or, in the case of employees of BC France, the France Closing), including without limitation any liabilities of the Sellers pursuant to agreements and plans listed in Section 3.19(l) of the Disclosure Schedule;

                  (xii) all liabilities and obligations of any of the Sellers for all compensation and benefits accrued or incurred prior to the U.S. Closing (or, with respect to liabilities and obligations of BC France, the France Closing) by employees of the Sellers employed in the Business, including without limitation accrued vacation and personal time and personal time, premiums or benefits under any Employee Benefit Plan and severance pay; provided, however, that the Buyer shall assume liability for accrued vacation and personal time for Continuing Employees to the extent of the accrual therefor set forth on the Closing Statement;

                  (xiii) except as specifically set forth in Sections 1.7(d) and 1.7(e), all liabilities and obligations of any of the Sellers arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter which commenced or relates to the ownership of the Acquired Assets or the operation of the Business on or prior to the U.S. Closing (or, with respect to any such liabilities or obligations of BC France, the France Closing), including without limitation any obligations or liabilities arising out of the matters disclosed in Section 3.16 of the Disclosure Schedule and any litigation related thereto or arising out of the subject matter thereof;

                  (xiv) fifty percent (50%) of the liabilities and obligations for any Transfer Taxes (other than any VAT);

                  (xv) all liabilities and obligations under foreign currency contracts to which any Seller is a party, other than the foreign currency contracts listed on Schedule 2.2(b)(xvi) attached hereto;
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                  (xvi) all liabilities and obligations of any of the
        Sellers with respect to any overdraft facility, bank credit line or indebtedness for borrowed money;

                  (xvii) all liabilities and obligations of any of the Sellers relating to any of the Excluded Assets;

                  (xviii) all liabilities and obligations under Restricted Assets to the extent the Sellers do not obtain the consents and waivers necessary to assign, transfer, sublease or sublicense such Restricted Assets to the Buyer and the Sellers do not provide to the Buyer the benefits of such Restricted Assets pursuant to Section 2.10(b);

                  (xix) all liabilities and obligations with respect to the matters for which any provision of this Agreement provides that the Buyer shall assume no liability;

                  (xx) all liabilities and obligations of any of the Sellers not related primarily to the Business;

                  (xxi) all liabilities and obligations of any of the Sellers under any agreements relating to the disposition of assets (other than product sales in the Ordinary Course of Business by members of the Black Clawson Group), businesses or companies (whether by sale of assets, sale of stock, merger or otherwise) entered into at any time prior to the U.S. Closing (or, with respect to any such liabilities or obligations of BC France, the France Closing);

                  (xxii) all claims, liabilities and costs arising out of anything done or omitted to be done in relation to the employment of any U.K. Employee of any of the Sellers prior to the U.S. Closing Date; and

                  (xxiii) all liabilities and obligations of any of the Sellers arising out of events, conduct or conditions existing or occurring prior to the Closing (or, with respect to any such liabilities or obligations of BC France, the France Closing) that do or allegedly constitute an infringement or violation of, or do or allegedly constitute a misappropriation of, any Intellectual Property rights of any other person or entity.

             2.3 Purchase Price. The purchase price to be paid by the Buyer for the Acquired Assets at the U.S. Closing shall be $104,750,000, of which amount (a) an amount equal to the difference of (i) $86,250,000 minus (ii) the BC France Payments (such difference being hereinafter referred to as the "Cash Payment") shall be delivered to the Sellers' Representative, for the benefit of the Sellers, by wire transfer of immediately available funds to an account specified by the Sellers' Representative at least five business days prior to the U.S. Closing, (b) $12,000,000 shall be delivered to the Escrow Agent pursuant to Section 2.8 (a) hereof by wire transfer of immediately available funds to an account specified by the Escrow Agent at least five business days prior to the U.S. Closing,
        (c) $5,000,000 shall be delivered to the Escrow Agent pursuant to PAGE

        Section 2.8(b) hereof by wire transfer of immediately available funds to an account specified by the Escrow Agent at least five business days prior to the U.S. Closing, and (d) $1,500,000 shall be held back by the Buyer pursuant to Section 7.18 of this Agreement. The balance of the Purchase Price shall be evidenced by the BC France Payments. The amount of $104,750,000, as it may be adjusted pursuant to Section 2.6 below, is referred to as the "Purchase Price." The Purchase Price received by Black Clawson as the Sellers' Representative shall be subject to the terms of
        Section 10.4 of this Agreement.



         The Closings.



        The U.S. Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts commencing at
        9:00 a.m. local time on May 22, 1997, or, if all of the conditions to the obligations of the Parties to consummate the U.S. Closing set forth in Sections 6.1 and 6.2 have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all of such conditions, but in no event more than five business days after such satisfaction or waiver (the "U.S. Closing Date").



        At the U.S. Closing:



        the Sellers shall deliver to the Buyer the various certificates, instruments, agreements and other documents referred to in
        Section 6.1;



        the Buyer shall deliver to the Sellers the various certificates, instruments, agreements and other documents referred to in
        Section 6.2;



        the Sellers (other than BC France) shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit C and execute and deliver or obtain, as appropriate, such other instruments of conveyance (including without limitation deeds, trademark assignments, patent assignments, copyright and other intellectual property licenses and assignments of leasehold interests) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets other than the France Assets, including any required consents, approvals or permits;
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






        the Buyer shall execute and deliver to the Sellers (other than BC France) an instrument of assumption of liabilities in the form attached hereto as Exhibit D and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities, other than the France Liabilities;



        the Sellers (other than BC France) shall execute and deliver to the Buyer one or more Patent Assignments in the form attached hereto as Exhibit E;



        the Sellers (other than BC France) shall execute and deliver to the Buyer one or more Trademark Assignments in the form attached hereto as Exhibit F;



        the Buyer shall pay to the Sellers' Representative, for the benefit of the Sellers, the Cash Payment as specified in
        Section 2.3;



        the Buyer shall pay to the Principal the non-competition payment specified in Section 7.3(g);



        the Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets (other than the France Assets) of a tangible nature;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit G (the "Escrow Agreement") and the Buyer shall deposit funds with the Escrow Agent pursuant to the Escrow Agreement in accordance with Sections 2.3(b) and 2.8(a) hereof;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit H (the "BC France Escrow Agreement") and the Buyer shall deposit funds with the Escrow Agent pursuant to the BC France Escrow Agreement in accordance with Sections 2.3(c) and 2.8(b) hereof; and
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





        the Buyer and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.



        The France Closing shall take place at the offices of McLoughlin & Associes, 2, Square du Roule, 75008 Paris, France commencing at 9:00 a.m. local time on the second business day following the date on which all of the conditions to the obligations of the Parties to consummate the France Closing set forth in Sections 6.3 and 6.4 have been satisfied or waived (the "France Closing Date"). The Parties agree and acknowledge that
        (i) the France Closing is conditioned upon the occurrence of the U.S. Closing; (ii) the U.S. Closing is not dependent upon the subsequent occurrence of the France Closing; and (iii) in the event that the U.S. Closing occurs and the France Closing does not occur, the Buyer shall have no right to rescind or otherwise unwind the transactions occurring at the U.S. Closing absent fraud on the part of a Seller and except as otherwise required by law.



        At the France Closing:



        the Sellers shall deliver to the Buyer the various certificates, instruments, agreements and other documents referred to in
        Section 6.3;



        the Buyer shall deliver to the Sellers the various certificates, instruments, agreements and other documents referred to in
        Section 6.4;



        BC France shall execute and deliver to the Buyer an Acte de Cession de Fonds de Commerce in the form attached hereto as
        Exhibit I and execute and deliver or obtain, as appropriate, such other instruments of conveyance (including without limitation deeds, trademark assignments, patent assignments, copyright and other intellectual property licenses and assignments of leasehold interests) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the France Assets, including any required consents, approvals or permits;



        BC France shall execute and deliver to the Buyer one or more Patent Assignments in the form attached hereto as Exhibit E;
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





        BC France shall execute and deliver to the Buyer one or more Trademark Assignments in the form attached hereto as Exhibit F;



        BC France shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, any of the France Assets of a tangible nature; and



        the Buyer and BC France shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.



        All transactions at each Closing shall be deemed to take place at 12:01 a.m. U.S. Eastern time on the applicable Closing Date, and no transaction shall be deemed to have been completed and no documents or certificate shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.



         Allocation of Purchase Price. The Buyer and the Sellers agree to use reasonable efforts to agree, promptly following the U.S. Closing, on an allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes). It is acknowledged that, in connection with the payment of the Purchase Price and the non-competition payment contemplated by
        Section 7.3(g) hereof, Black Clawson is acting as agent for the other Sellers (other than BC France) and the Principal, and Black Clawson, as soon as practical after the U.S. Closing, shall pay to such Sellers that portion of the Purchase Price allocated to each of them and to the Principal the amount set forth in
        Section 7.3(g) hereof.



         Post-Closing Adjustments.  The Purchase Price set forth in
        Section 2.3 shall be subject to adjustment after the U.S. Closing Date as follows:



        As promptly as possible after the U.S. Closing Date (but in any event not later than 45 days thereafter), BC International shall prepare and deliver to the Buyer the U.K. Reporting Package. As promptly as possible thereafter (but in any event not later than 45 days after the delivery by BC International to the Buyer of the U.K. Reporting Package), the Buyer shall prepare and deliver to the Sellers' Representative a statement of Net Tangible Assets (the "Initial Closing Statement") as of the close of business on the U.S. Closing Date (without giving effect to the transactions
PAGE
        contemplated by this Agreement). The Buyer shall prepare the Initial Closing Statement in accordance with GAAP and on a basis consistent with the accounting principles used in preparing the December 31, 1996 Balance Sheet (to the extent such accounting principles are consistent with GAAP); provided, that the warranty and inventory reserves set forth on the Initial Closing Statement shall be the same as the warranty and inventory reserves set forth on the December 31, 1996 Balance Sheet. The accounting principles used in preparing the December 31, 1996 Balance Sheet are set forth on Schedule 2.6 attached hereto. The Initial Closing Statement shall also set forth the determination of the Purchase Price, as adjusted pursuant to this Section 2.6.



        The Sellers' Representative shall deliver to the Buyer within 30 days after receiving the Initial Closing Statement a detailed statement describing any objections thereto. Failure of the Sellers' Representative to so object to the Initial Closing Statement shall constitute acceptance thereof by the Sellers, whereupon the Initial Closing Statement shall be deemed to be the Closing Statement. The Buyer and the Sellers' Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 45 days after the Buyer has received the Sellers' Representative's statement of objections, the Buyer and the Sellers' Representative shall select an accounting firm (the "Neutral Accountants_) mutually acceptable to them to resolve any remaining objections. If the Buyer and the Sellers' Representative are unable to agree on the choice of the Neutral Accountants, upon the request of either the Buyer or the Sellers' Representative, the Washington, D.C. office of an internationally-recognized accounting firm shall be selected by the Boston, Massachusetts office of the American Arbitration Association to serve as the Neutral Accountants (after excluding the respective primary independent accounting firms of the Buyer and the Sellers). The Neutral Accountants promptly shall determine whether the objections raised by the Sellers' Representative are appropriate in light of the requirements of Section 2.6(a). The Initial Closing Statement shall be adjusted to the extent such objections are determined by the Neutral Accountants to be appropriate and, as so adjusted, shall be the "Closing Statement." Such determination by the Neutral Accountants shall be conclusive and binding upon the Parties, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Accountants to determine (i) any questions or matter whatever under or in connection with this Agreement except the determination of what items are properly included in the Initial Closing Statement and what adjustments, if any, must be made in the items reflected in (or, to the extent that an item is determined by the Neutral Accountants to have been improperly omitted from the Initial Closing Statement, omitted from) the Initial Closing Statement, in each case to the extent that such items are the subject of objections by the Sellers' Representative, or (ii) an adjustment to an item on the Initial Closing Statement that is outside of the range defined by amounts as finally proposed by the Sellers' Representative and the Buyer, respectively.
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







        If the Net Tangible Assets as shown on the Closing Statement are equal to or greater than $18,237,000 and less than or equal to $20,237,000 the Purchase Price shall equal $104,750,000.



        If the Net Tangible Assets as shown on the Closing Statement are less than $18,237,000, the Purchase Price shall equal $104,750,000 less the amount of such deficiency, and the Sellers shall pay to the Buyer an amount equal to such deficiency (plus interest thereon from the U.S. Closing Date at the rate at which interest is actually earned on the Escrow Fund from time to time).



        If the Net Tangible Assets as shown on the Closing Statement are more than $20,237,000, the Purchase Price shall equal $104,750,000 plus the amount of such excess, and the Buyer shall pay to the Sellers' Representative, for the benefit of the Sellers, an amount equal to such excess (plus interest thereon from the U.S. Closing Date at the rate at which interest is actually earned on the Escrow Fund from time to time).



        Any payments required to be made by the Sellers to the Buyer, or by the Buyer to the Sellers' Representative, pursuant to this
        Section 2.6 shall be made by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Closing Statement is finally determined pursuant to this Section 2.6; provided, however, that amounts payable by the Sellers to the Buyer may be recovered by the Buyer pursuant to the terms of the Escrow Agreement established in accordance with Section 2.8 below. All obligations of the Sellers pursuant to this Section 2.6 shall be joint and several.



        If the Purchase Price is adjusted pursuant to this Section 2.6, the allocation of the Purchase Price among the Acquired Assets agreed upon pursuant to Section 2.5 shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments to the maximum extent allowable under Section 1060 of the Code.



        The Buyer, on the one hand, and the Sellers, on the other hand, shall share equally the fees and expenses of the Neutral
        Accountants in connection with the resolution of any dispute pursuant to Section 2.6(b) above.
PAGE

         Further Assurances. At each Closing and at any time and from time to time thereafter, at the request of the Buyer and without further consideration, each Seller shall promptly execute and deliver such instruments of sale, transfer, conveyance and assignment and take all such other action as the Buyer may reasonably determine is necessary to more effectively transfer, convey and assign to the Buyer, and to evidence and confirm the Buyer's rights to, title in and ownership of, the Business and the Acquired Assets, to place the Buyer (through its ownership of the Acquired Assets) in actual possession and operating control of the assets, properties and business of the Business, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.



         Escrow.



        At the U.S. Closing, $12,000,000 of the Purchase Price otherwise payable by the Buyer to the Sellers shall be delivered by the Buyer to the Escrow Agent for the purpose of securing the obligations of the Sellers under Section 2.6(f) and Article VIII hereof. Such amount (the "Escrow Fund") shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.



        At the U.S. Closing, $5,000,000 of the Purchase Price otherwise payable by the Buyer to the Sellers shall be delivered by the Buyer to the Escrow Agent for the purpose of securing the obligation of the Buyer to pay the Purchase Price for the France Assets at the France Closing and of the Sellers to proceed with the France Closing under Section 2.3(c) hereof. Of such amount (the "BC France Escrow Fund"), $3,900,000 shall evidence the portion of the Purchase Price attributable to the France Assets and $1,100,000 shall represent additional Purchase Price payable with respect to the remaining Acquired Assets which shall be held by the Escrow Agent in order to insure the consummation of the France Closing. The BC France Escrow Fund shall be held by the Escrow Agent pursuant to the terms of the BC France Escrow Agreement. The BC France Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the BC France Escrow Agreement.
PAGE

         Transaction Taxes. Any and all federal, state, county, local or foreign sales, use, value added, excise, stamp, transfer, registration and other Taxes not in the nature of income taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) and any and all transfer, registration, recording or similar fees and charges imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne equally by the Buyer, on the one hand, and the Sellers, jointly and severally, on the other hand.



         Restricted Assets.



        The Sellers shall use all reasonable efforts, and the Buyer shall cooperate reasonably with the Sellers, (i) to promptly obtain the consents and waivers necessary to convey or cause to be conveyed to the Buyer all of the Restricted Assets, and (ii) as of and subject to the occurrence of each Closing, to promptly convey or cause to be conveyed to the Buyer the Restricted Assets to be conveyed to the Buyer at such Closing for which the Sellers have received the necessary consents and waivers; provided, however, that the Sellers shall not amend or change any Restricted Asset without the prior written consent of the Buyer unless the Sellers reasonably deem it necessary to preserve the value of the Restricted Asset. The Sellers shall cooperate with the Buyer in making applications and filings or taking any other action necessary for the Buyer to obtain such franchises, licenses, permits or other instruments or agreements, if any, as are substantially equivalent to any Restricted Assets that are not assignable to Buyer as a matter of law. In no event shall the Buyer's cooperation hereunder require the Buyer to make any payments or incur any out-of-pocket expenses, except that the Buyer shall reimburse the Sellers on an equitable basis for any consideration paid, with the prior approval of the Buyer, to any person from whom a consent or waiver is requested.



        To the extent that the consents and waivers necessary to assign, transfer, sublease or sublicense any of the Restricted Assets are not obtained, the Sellers shall, during the period commencing on the U.S. Closing Date (or, in the case of Restricted Assets held by BC France, the France Closing Date) and continuing for the duration of each such Restricted Asset, use reasonable efforts to
        (i) provide to the Buyer the benefits of any such Restricted Asset not assigned, transferred or subleased due to the Sellers' failure or inability to obtain such consent or waiver,
        (ii) cooperate with the Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to the Buyer during such period, and (iii) enforce at the request of the Buyer, or allow the Buyer to enforce (and, for such purpose, each Seller hereby constitutes and appoints the Buyer as its true and lawful attorney-in-fact), any rights of any of the Sellers under any
PAGE
        such Restricted Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of the Buyer); provided, however, that the reasonable costs and expenses of the Sellers incurred at the Buyer's request with respect to any of the actions contemplated under clause (iii) above shall be promptly paid or reimbursed by the Buyer to the Sellers. At the end of each such period, the Sellers shall have no further duties or obligations under this
        Section 2.10 with respect to such Restricted Asset and the failure or inability to obtain any necessary consent or waiver with respect thereto shall not constitute a breach of this Agreement so long as the Sellers have carried out their obligations under this Section 2.10.



        To the extent that the Buyer is provided the benefits of any Restricted Asset pursuant to clause (b) of this Section 2.10, the Buyer shall perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of the applicable Seller thereunder or in connection therewith, but only to the extent that (i) such action by the Buyer would not result in any default thereunder or in connection therewith and (ii) such obligation would have been an Assumed Liability but for the non-assignability or non-transferability thereof; provided, however, that if the Buyer shall fail to perform to the extent required herein, the Sellers shall thereafter cease to be obligated under this Section 2.10 to provide the Buyer with any benefits in respect of the Restricted Asset which is the subject of such failure to perform unless and until such situation is remedied or, at the sole option of the applicable Seller, the Buyer shall promptly pay or reimburse such Seller for all costs reasonably incurred by such Seller to remedy such failure to perform during such period of failure of performance.



         Sellers' Representative.



        In order to efficiently administer the transactions contemplated hereby, including (i) the determination of any adjustment to the Purchase Price pursuant to Section 2.6, (ii) the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, and (iii) the defense and/or settlement of any claims for which any of the Sellers may be required to indemnify or reimburse the Buyer pursuant to the Escrow Agreement, the BC France Escrow Agreement or Article VIII below, the Sellers hereby designate Black Clawson as their representative (the "Sellers' Representative").



        The Sellers hereby authorize the Sellers' Representative (i) to make all decisions relating to the determination of any
PAGE
        adjustment to the Purchase Price pursuant to Section 2.6 and the delivery of all or any portion of the Escrow Fund with respect thereto, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which any of the Sellers may be required to indemnify the Buyer pursuant to Article VIII below, (iii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement or the BC France Escrow Agreement, (iv) to waive compliance with any of the terms of this Agreement, the Escrow Agreement or the BC France Escrow Agreement, and (v) to take any and all additional action as is contemplated to be taken by or on behalf of any or all of the Sellers by the terms of this Agreement, the Escrow Agreement and/or the BC France Escrow Agreement.



        In the event that the Sellers' Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the remaining Sellers shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Representative for all purposes of this Agreement and the documents delivered pursuant hereto; provided, however, that if the remaining Sellers shall fail to select another representative within ten business days following the event giving rise to such vacancy, the Buyer may select one of the remaining Sellers to fill such vacancy.



        All decisions and actions by the Sellers' Representative, including without limitation any agreement between the Sellers' Representative and the Buyer relating to the determination of any adjustment to the Purchase Price pursuant to Section 2.6 and the defense or settlement of any claims for which any of the Sellers may be required to indemnify the Buyer pursuant to Article VIII below, shall be binding upon all of the Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same.



        By its execution of this Agreement, each Seller agrees that:



        the Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers' Representative as to the determination of any adjustment to the Purchase Price pursuant to
        Section 2.6, the settlement of any claims for indemnification by the Buyer pursuant to Article VIII below or any other actions required or permitted to be taken by the Sellers' Representative hereunder or under the Escrow Agreement or the BC France Escrow Agreement, and no party hereunder shall have any cause of action against the Buyer to the extent the Buyer has relied upon the instructions or decisions of the Sellers' Representative;
PAGE
        all actions, decisions and instructions of the Sellers' Representative shall be conclusive and binding upon all of the Sellers and no Seller shall have any cause of action against the Sellers' Representative for any action taken, decision made or instruction given by the Sellers' Representative under this Agreement, except for fraud or willful breach of this Agreement by the Sellers' Representative;



        the provisions of this Section 2.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement;



        remedies available at law for any breach of the provisions of this Section 2.11 are inadequate; therefore, the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if the Buyer brings an action to enforce the provisions of this Section 2.11; and



        the provisions of this Section 2.11 shall be binding upon the representatives, successors and assigns of each Seller, and any references in this Agreement to a Seller or the Sellers shall mean and include the successors to the Seller's rights hereunder, whether pursuant to operation of law or otherwise.



        All fees and expenses incurred by the Sellers' Representative shall be paid by the Sellers.





        ARTICLE III



        REPRESENTATIONS AND WARRANTIES OF THE SELLERS



             Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this
        Article III are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in Sections
PAGE
        corresponding to the numbered and lettered Sections contained in this Article III, and the disclosures in any Section of the Disclosure Schedule shall qualify other Sections in this Article III only to the extent that it is clear from a reading of the disclosure that such disclosure is applicable to such other Sections.



         Organization, Qualification and Corporate Power. Each Seller is a corporation or other form of limited liability company duly organized, validly existing and in corporate good standing (in such jurisdictions where such concept is applicable) under the laws of the jurisdiction of its incorporation or organization as set forth in Section 3.1 of the Disclosure Schedule. Each Seller is in good standing as a foreign corporation and licensed or qualified to transact business in the jurisdictions listed in
        Section 3.1 of the Disclosure Schedule, which are the only jurisdictions in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so licensed or qualified. Each Seller has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.



         Subsidiaries. Except as set forth in Section 3.2 of the Disclosure Schedule, no member of the Black Clawson Group holds any direct or indirect equity interest in any Subsidiary or any other corporation, partnership or joint venture. Section 3.2 of the Disclosure Schedule sets forth a true and complete list of the authorized capitalization of SOREP and the percentage of the outstanding capital stock thereof owned by any member of the Black Clawson Group. All of the outstanding shares of capital stock of SOREP are duly authorized, validly issued, fully paid and nonassessable, and all such shares owned by any member of the Black Clawson Group, as set forth in Section 3.2 of the Disclosure Schedule, are free and clear of all Security Interests.



         Authority. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and stockholder action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements to which such Seller is a party, upon its execution and delivery by such Seller, will constitute, a valid and binding obligation of such Seller,
PAGE
        enforceable against such Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.



         Noncontravention.



        Neither the execution and delivery of this Agreement or the Ancillary Agreements by any Seller, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time),
        (i) conflict with or violate any provision of the charter or By-laws or similar organizational documents of any Seller or any resolution adopted by the board of directors or the stockholders of any Seller, (ii) other than as may be required by compliance with the HSR Act, require on the part of any Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) other than as may be required by compliance with the HSR Act, give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, except for any right of any Governmental Entity to challenge such transactions under applicable antitrust laws which do not provide for pre-Closing filing or notification, (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which any Seller is a party or by which any Seller is bound or to which any of the assets of any Seller is subject,
        (v) result in the imposition of any Security Interest upon any of the Acquired Assets, or (vi) violate any order, writ, injunction, decree, Law or Regulation applicable to any Seller or the Business.



        There are no Restricted Assets as to which the failure to obtain all necessary consents and waivers for the assignment, transfer, sublease or sublicense thereof as of the applicable Closing would, individually or in the aggregate, result in a Material Adverse Effect.



         Financial Statements.   The Financial Statements have been
        prepared in accordance with GAAP consistently applied (except for the absence of footnotes and normal year-end adjustments which shall not, individually or in the aggregate, have a Material Adverse Effect), fully and accurately set forth in all material
PAGE
        respects the financial condition and results of operations of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Business.



         Absence of Certain Changes. Since December 31, 1996 (a) there has not been any material adverse change in the assets, business, financial condition, results of operations or future prospects of the Business, nor has there occurred any event or development which could reasonably be foreseen to result in a Material Adverse Effect in the future, and (b) no member of the Black Clawson Group has taken any of the actions set forth in paragraphs (a) through (o) of Section 5.4.



         Undisclosed Liabilities. To the Sellers' Knowledge, no Seller has any liability or obligation (whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, and whether due or to become due, or otherwise), relating in any way to the Business, except for (a) liabilities and obligations shown on the December 31, 1996 Balance Sheet, other than those discharged since December 31, 1996; (b) liabilities and obligations which (i) have arisen after December 31, 1996 in the Ordinary Course of Business, (ii) are similar in nature and amount to the liabilities which arose during the comparable period of the immediately preceding financial period, and (iii) have not been subsequently discharged; (c) contractual liabilities and obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the December 31, 1996 Balance Sheet and which are not in the aggregate material; and (d) the Retained Liabilities.



         Tax Matters.



        Each member of the Black Clawson Group has filed all Tax Returns that it was required to file, all such Tax Returns were correct and complete in all material respects, and each member of the Black Clawson Group has paid all Taxes that are shown to be due on any such Tax Returns, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect or a material adverse effect on the financial condition of the Black Clawson Group taken as a whole. All Taxes that the members of the Black Clawson Group are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
PAGE

        No deficiencies have been asserted or assessed as a result of any audit of any aspect of the Business or of any member of the Black Clawson Group by any Governmental Entity and no such deficiency or audit has been proposed or threatened. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Acquired Assets. None of the Acquired Assets (i) is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provisions of former
        Section 168(f)(8) of the Code, (ii) is "tax exempt use property" within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchase Price payable to any of the Sellers will be subject to any withholding Taxes in any jurisdiction.



        The Sellers have delivered or made available to the Buyer (or the Buyer's representative) true and complete copies of the material income, franchise, excise, sales, use, property, business, professional, social security and employment Tax Returns (or relevant portions thereof) filed by each member of the Black Clawson Group, together with all material examination reports (or relevant portions thereof) and statements of deficiencies assessed, proposed in writing to be assessed against, or agreed to with respect thereto by any such member of the Black Clawson Group, since January 1, 1989.



         Ownership and Condition of Assets.



        The Sellers are the true and lawful owners of, and have good and marketable title to, all of the Acquired Assets, free and clear of all Security Interests. Upon execution and delivery by the Sellers (other than BC France) to the Buyer of the instruments of conveyance referred to in Sections 2.4(b)(iii), 2.4(b)(v) and 2.4(b)(vi), the Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Acquired Assets (other than the France Assets), free and clear of all Security Interests. Upon execution and delivery by BC France to the Buyer of the instruments of conveyance referred to in Sections 2.4(d)(iii), 2.4(d)(iv) and 2.4(d)(v), the Buyer will become the true and lawful owner of, and will receive good and marketable title to, the France Assets, free and clear of all Security Interests.



        The Acquired Assets constitute all of the tangible and intangible property used by or in connection with the Business or necessary for the Sellers to conduct the Business as presently conducted and as presently proposed to be conducted. The sale and assignment of the Acquired Assets will effectively convey to the Buyer all of the assets, properties and rights that are used in
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




        connection with or are necessary to conduct the Business. The tangible Acquired Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used.



        Section 3.9(c) of the Disclosure Schedule lists (i) all Acquired Assets owned by BC International or BC France which are fixed assets (within the meaning of GAAP), indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of December 31, 1996, and (ii) all other Acquired Assets owned by BC International or BC France of a tangible nature (other than inventories) whose book value exceeds $25,000.



         Intellectual Property.



        The Sellers own or have the right to use all Intellectual Property used in the operation of the Business or necessary for the operation of the Business as presently proposed by the Sellers to be conducted. Upon execution and delivery by the Sellers to the Buyer of the instruments of conveyance referred to in Sections 2.4(b)(iii), 2.4(b)(v), 2.4(b)(vi), 2.4(d)(iii),
        2.4(d)(iv) and 2.4(d)(v), each such item of Intellectual Property owned by the members of the Black Clawson Group will be owned by the Buyer immediately following the U.S. Closing or the France Closing, as the case may be, and each such item of Intellectual Property available for use by the members of the Black Clawson Group will be available for use by the Buyer on identical terms and conditions immediately following the applicable Closing.
        Each member of the Black Clawson Group has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses in connection with the Business. No other person or entity has any rights to any of the Intellectual Property used in the Business (except pursuant to agreements or licenses specified in Section 3.10(c) or 3.10(d) of the Disclosure Schedule), and, to the Sellers' Knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property used in the Business.



        The business, operations and activities of the Business as presently conducted or as conducted at any time within the three years prior to the date of this Agreement have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any other person or entity (including without limitation any Seller or any Affiliate of any
PAGE
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        Seller).  No Seller has received since January 1, 1992 any complaint, claim or notice alleging any such infringement, violation or misappropriation.



        Section 3.10(c) of the Disclosure Schedule identifies each patent or trademark registration which has been issued to or is owned by any Seller with respect to any Intellectual Property used in, relating to or arising out of the Business, identifies each pending patent or trademark application or application for registration which any Seller has made or which any Seller owns with respect to any Intellectual Property used in, relating to or arising out of the Business, identifies, with respect to each such patent or trademark registration or application, (i) the jurisdiction or jurisdictions where such filings have been made and (ii) an estimate of the aggregate application, renewal, continuation or other fees payable with respect to such patent or trademark registrations and applications within six months of the date of this Agreement, and identifies each license or other agreement pursuant to which any Seller has granted any rights to any third party with respect to any such Intellectual Property. The Sellers have delivered to the Buyer correct and complete copies of all such licenses and agreements (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item, as well as all patents and trademark registrations and applications. With respect to each item of Intellectual Property that any Seller owns:



        the Seller possesses all right, title and interest in and to such item;



        such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and



        the Seller has not agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.



        Section 3.10(d) of the Disclosure Schedule identifies each item of Intellectual Property (other than commercially available software generally available to the public, which is not listed in Section 3.10(d) of the Disclosure Schedule but with respect to which the representations set forth below in this Section 3.10(d) are true) used by any Seller in the operation of the Business or that any Seller plans to use in connection with the operation of the Business in the future, that is owned by a party other than
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        the party using it.  The Sellers have supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which any Seller uses such Intellectual Property, all of which are listed on
        Section 3.10(d) of the Disclosure Schedule. With respect to each such item of Intellectual Property:



        the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;



        such license, sublicense or other agreement is assignable by the applicable Seller to the Buyer without the consent or approval of, or any payment to, any party, and such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect without acceleration immediately following the U.S. Closing (or, in the case of licenses, sublicenses or other agreements of BC France, the France Closing), in each case in accordance with the terms thereof as in effect prior to such Closing;



        neither any Seller nor, to the Sellers' Knowledge, any other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;



        to the Sellers' Knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and



        no Seller has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.



         Inventory. All inventory of the Black Clawson Group, whether or not reflected on the December 31, 1996 Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for scrap, obsolete or excess items (which, for purposes hereof, shall mean inventory not saleable in the Ordinary Course of Business within one year) and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the December 31, 1996
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        Balance Sheet.  All inventories not written-off have been priced at the lower of cost or market on a first in, first out basis.



         Contracts.



        Section 3.12 of the Disclosure Schedule lists the following written arrangements (including without limitation written contracts, commitments, understandings and agreements but excluding any Employee Benefit Plans) of any Seller which relate to any of the Acquired Assets, the Assumed Liabilities or the
        Business:



        any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;



        any written arrangement (or group of related written arrangements) for the purchase, sale, supply or manufacture of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $100,000, or (C) in which any member of the Black Clawson Group has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services, agreed to make a minimum payment or has agreed to purchase goods or services exclusively from a certain party;



        any written arrangement establishing a partnership or joint venture;



        any written arrangement (or group of related written arrangements) under which any member of the Black Clawson Group has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of the Acquired Assets, tangible or intangible;



        any written arrangement concerning confidentiality, assignment of inventions or noncompetition (other than standard forms of
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        confidentiality, assignment of inventions or noncompetition agreements between any of the Sellers and any employees of the Business, copies of which forms have previously been provided by the Sellers to the Buyer);



        any written arrangement involving any Affiliate of any member of the Black Clawson Group;



        any written arrangement under which the consequences of a default or termination would be reasonably likely to have a Material Adverse Effect or would be reasonably likely to result in the granting to any third party of any rights in or to any of the Acquired Assets;



        any written arrangement limiting or otherwise restricting the ability of the Business to compete anywhere in the world; any bonus, incentive or deferred compensation arrangement relating to the Business; and all profit-sharing, pension, multi-employer pension, vacation, group insurance or employee welfare plans or other similar plans or fringe benefits which could result in a cost to the Business of more than $50,000 per annum;



        any collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees;



        any employment or other written arrangement with any individual employee, agent, representative or consultant for a remuneration which exceeds or will exceed in accordance with its terms $75,000 per annum or which cannot be terminated at any time without liability to the employer, upon no more than six months notice;



        any sales representative, distributorship or other written arrangement providing for the distribution or marketing of products (A) under which revenue to the Business during the year ended December 31, 1996 exceeded $100,000 or (B) which is not terminable by a Seller without penalty or breach upon no more than six months prior notice to the other party thereto;



        any agreement entered into since January 1, 1992 relating to the acquisition or disposition of assets (other than the purchase or sale of assets in the Ordinary Course of Business), businesses or
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




        companies (whether by sale of assets, sale of stock, merger or otherwise); and



        any other written arrangement (or group of related written arrangements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.



        The Sellers have delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in
        Section 3.12 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to each Seller which is a party thereto and, to the Sellers' Knowledge, with respect to each other party thereto, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the written arrangement is assignable by the applicable Seller to the Buyer (or such Seller may enter into a subcontracting arrangement with the Buyer with regard to such written arrangement) without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the U.S. Closing (or, in the case of arrangements with BC France, the France Closing), in each case in accordance with the terms thereof as in effect prior to such Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither any Seller nor, to the Sellers' Knowledge, any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the written arrangement, nor is there any dispute between the parties thereto. No Seller is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.12 of the Disclosure
        Schedule under the terms of this Section 3.12.



         Accounts Receivable; Contracts in Progress; Accounts Payable.



        All Accounts Receivable reflected on the December 31, 1996 Balance Sheet are valid receivables, and none of the Sellers has been notified that any person intends to claim a setoff or counterclaim with respect thereto. All such Accounts Receivable arose in the Ordinary Course of Business and, to the extent not collected prior to the U.S. Closing Date, are current and
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




        collectible within 60 days after the due date of the invoice therefor. A complete list of all Accounts Receivable reflected on the December 31, 1996 Balance Sheet, showing the aging thereof, is included in Section 3.13 of the Disclosure Schedule. All Accounts Receivable reflected in the financial or accounting records of the Business that have arisen since December 31, 1996 are valid receivables, and none of the Sellers has been notified that any person intends to claim a setoff or counterclaim with respect thereto. All such Accounts Receivable arose in the Ordinary Course of Business and, to the extent not collected prior to the U.S. Closing Date, are collectible within 60 days after the due date of the invoice therefor. The due date for each Account Receivable existing as of the date of this Agreement was, and the due date for each Account Receivable existing as of the U.S. Closing Date will be, established in the Ordinary Course of Business of the Sellers.



        As to each Contract in Progress as of the date of this Agreement which contemplates the payment of amounts in excess of $500,000,
        Section 3.13 of the Disclosure Schedule sets forth as of May 15, 1997 (i) the costs incurred by the applicable Seller under such contract, (ii) the Seller's reasonable estimate of the costs of sales (in accordance with GAAP) to complete each such contract,
        (iii) the revenues received by the Seller under such contract,
        (iv) the Seller's reasonable estimate of the revenues to be received through completion of such contract, and (v) the amount of any customer deposit applicable to such contract.



        The accounts payable shown on the December 31, 1996 Balance Sheet have a weighted average aging of 26 days, and the weighted average aging of the payables of the Business as of the date of this Agreement is no more than 35 days.



         Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Seller relating to the Acquired Assets or the Business.



         Insurance Policies. Section 3.15 of the Disclosure Schedule sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the periods of coverage and the scope of coverage) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, fidelity, workers compensation, product warranty, automobile and other forms of insurance under which any member of the Black Clawson Group is a party, a named insured or otherwise the beneficiary of coverage. All premiums due and payable for such insurance policies have been duly paid, and no Seller has any reason to believe that such policies or extensions or
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




        renewals thereof in such amounts shall cease to be outstanding and duly in full force without interruption until the U.S. Closing Date (or, with respect to policies applicable to BC France, the France Closing Date).



         Litigation. Section 3.16 of the Disclosure Schedule identifies, and contains a brief description of, all suits, actions, proceedings, investigations, inquiries, claims, complaints and accusations pending at any time since January 1, 1994 or, to the Sellers' Knowledge, threatened against the Business or any of the Acquired Assets and to which any Seller is or would be a party, in or brought before (by a private party or otherwise) any Governmental Entity or before any arbitrator. There is no outstanding (a) injunction, decree, judgment, award, fine or penalty by any court, arbitration panel, industrial tribunal or Governmental Entity against or affecting the Business or the Acquired Assets, or (b) writ or order of any such entity against or affecting the Business or the Acquired Assets.



         Product Warranty; Recall.



                  (a) Section 3.17 of the Disclosure Schedule sets forth the Sellers' standard terms and conditions of sale or lease for products manufactured, sold, leased or delivered in connection with the Business. Section 3.17 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Sellers in fulfilling their respective obligations under guaranty, warranty, right of return, credit and indemnity provisions in connection with the Business during the period covered by the Financial Statements; and no Seller knows of any reason why such expenses should materially increase as a percentage of sales in the future.



                  (b) To the Sellers' Knowledge, there is no basis for the recall, withdrawal or suspension of any approval by any Governmental Entity with respect to any of the products or services sold or proposed by Seller to be sold by the Business. None of the products or services of the Business is subject to any recall proceedings and, to the Sellers' Knowledge, no such proceedings have been threatened.



         Employees.



        The Sellers have previously provided to the Buyer a list of all employees of the Business as of December 31, 1996. No Seller is
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




        aware of any employee of any of the Sellers employed in the Business who has any plans to terminate his or her employment with such Seller (other than for the purpose of accepting employment with the Buyer following the U.S. Closing or, in the case of employees of BC France, the France Closing) or not to accept employment with the Buyer, except those employees of BC France and BC International who will not be offered employment by the Buyer in accordance with Section 7.8 of this Agreement. No member of the Black Clawson Group has any employment or consulting agreements that are not terminable at will without penalty. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger or otherwise result in any obligation of any member of the Black Clawson Group to pay severance or related costs under any employment or consulting agreement.



        Section 3.18(b) of the Disclosure Schedule sets forth a correct and complete list of all employees of the Business represented by the Union. A correct and complete copy of the collective bargaining agreement between Black Clawson and the Union, and all amendments, supplements and agreements relating thereto (together with such collective bargaining agreement, the "Union Agreements"), has previously been provided by the Sellers to the Buyer. Each member of the Black Clawson Group has complied with all collective bargaining obligations, if any, arising out of or pertaining to the transactions contemplated by this Agreement.



        Except as set forth in Section 3.18(c) of the Disclosure
        Schedule:



        no employees of the Business are, in connection with their employment by any Seller, represented by any labor organization and no labor organization or group of employees of the Business has made any demand of any Seller for recognition, has filed a petition seeking a representation proceeding or given any Seller notice of any intention to hold any election of a collective bargaining representative. There is no strike, work stoppage, or material labor disturbance pending or, to the Sellers' Knowledge, threatened, which involves any employee of the Business;



        there are no unfair labor practice or employee-related charges which are presently pending or, to the Sellers' Knowledge, threatened against any member of the Black Clawson Group or the Business. There are no employment- related litigation, arbitrations or administrative proceedings on behalf of the Union and/or any employee of the Business to which any Seller is a party or, to the Sellers' Knowledge, is threatened to be made a party; and
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        there are no presently pending or, to the Sellers' Knowledge, threatened claims, charges, grievance, arbitrations, lawsuits or other proceedings by any governmental authority, labor organization or employee alleging that any member of the Black Clawson Group or the Business has violated any applicable labor or employment law or the provisions of any collective bargaining or other agreement. Each Seller is in compliance with all governmental regulations governing its employment practices in connection with the Business, including without limitation provisions relating to wages, hours, benefits, equal employment opportunity, consultations with employee representatives and payment of social security and other taxes.



        For purposes of this Section 3.18, the term "employee" shall be construed to include sales agents and other independent contractors who spend at least 25 hours per week on the Business.



        The Sellers have provided the Buyer with correct and complete copies of the following documents relating to each member of the Black Clawson Group: (i) any and all affirmative action plans, summaries of affirmative action polices, affirmative action plan documents and required reports; and (ii) any letters of compliance, letters of commitment or conciliation agreements resulting from any audits by the United States Department of Labor through its Office of Federal Contract Compliance Programs.



        The Sellers have provided the Buyer with (i) the reference of the National Collective Bargaining Agreement (Convention Collective) applicable to the employees of BC France, (ii) the text of any agreements negotiated locally with the Labor Committee (Comite d'Entreprise), unions or other employee representatives of BC France, and (iii) a true and accurate list of all employee representatives and protected employees of BC France.



         Employee Benefits.



        Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained or contributed to by or on behalf of any of the Sellers. Complete and accurate copies of all Employee Benefit Plans which have been reduced to writing have been provided to the Buyer, and the Sellers have provided the Buyer with written summaries of any such plans which have not been reduced to writing.
PAGE

        Each of the Employee Benefit Plans which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "Retirement Plans") and any corresponding trust intended to qualify under Sections 401(a) and 501(a) of the Code do so qualify. The Internal Revenue Service has issued a favorable determination letter with respect to such qualification of each Retirement Plan, no such determination letter has been revoked and no such revocation has been threatened, and nothing has occurred since the date of each such most recent determination letter that could reasonably be expected to cause the relevant Retirement Plan or trust to lose such qualification or exemption.



        To the Sellers' Knowledge, each of the Employee Benefit Plans has been administered in compliance with its terms and the requirements of all applicable Laws and Regulations, including without limitation ERISA, the Act and the Pensions Acts (as such terms are defined in Exhibit J hereto), Article 119 of the Treaty of Rome, Financial Services Act 1986 and the Code, and all required contributions to each Employee Benefit Plan have been made. The Sellers have previously delivered to the Buyer correct and complete copies of the most recently filed report on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file such report and description, and the most recent Internal Revenue Service determination letter regarding each of the Retirement Plans.



        To the Sellers' Knowledge, with respect to each Retirement Plan, no Seller, ERISA Affiliate, trustee or administrator of any Retirement Plan has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, that could give rise to any tax or penalty under such Section 4975.



        Except as described in Section 3.19(e) of the Disclosure Schedule, there are no inquiries or investigations by the Internal Revenue Service, the U.S. Department of Labor, the Pensions Ombudsman or the PBGC, no termination proceedings and no actions, suits, complaints to the Pensions Ombudsman or claims (other than claims for benefits) pending or, to the Sellers' Knowledge, threatened against any Employee Benefit Plan (or any Seller with respect thereto) or the assets thereof.



        With respect to any Employee Benefit Plan subject to Title IV of ERISA, other than a Plan described in Section 3.19(g), except as set forth in Section 3.19(f) of the Disclosure Schedule, (i) no such Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of
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




        the Code (whether or not waived) and no lien has arisen under
        Section 302(f) of ERISA; (ii) no event or condition exists which would be deemed a reportable event within the meaning of
        Section 4043(c) of ERISA for which the PBGC has not waived notice in its regulations which could result in a liability to any Seller, and no condition exists which could subject any Seller to a fine under Section 4071 of ERISA; (iii) all premium payments with respect to such Plans required to be made prior to the U.S. Closing Date to the PBGC have been or will be made prior to the U.S. Closing Date; (iv) no Seller or ERISA Affiliate has filed a notice of intent to terminate any such Plan or adopted any amendment to treat any such Plan as terminated, and the PBGC has not instituted proceedings to terminate any such Plan; (v) no other event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan; and
        (vi) the Sellers have delivered to the Buyer for each such Plan copies of the Form PBGC-1 filed in the most recent plan year of such Plan and the most recent actuarial report for such Plan. Each actuarial report referred to in clause (vi) of the preceding sentence fairly presents the financial condition and the results of operations of the subject Plan as of the date to which it relates, in accordance with GAAP, and from such date through the U.S. Closing Date, no amendment, termination, merger, spin-off or transfer of Plan assets, or any other transaction outside of the ordinary course of operations of such plan (other than the transaction contemplated by this Agreement), has occurred which would have the effect of materially increasing the unfunded benefit obligations of the Plan. No amendment has been made to any Employee Benefit Plan subject to Section 412 of the Code which would require the provision of additional security pursuant to Section 401(a)(29) of the Code.



        No Seller or ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time within six years prior to the U.S. Closing Date contributed to or had an obligation to contribute to, a "multiemployer plan" as defined in
        Section 4001(a)(3) of ERISA. No complete withdrawal or partial withdrawal (as defined for purposes of Sections 4203 and 4205 of ERISA, respectively) has occurred with respect to a multiemployer plan to which any Seller or ERISA Affiliate was ever obligated to contribute which would subject any of the Acquired Assets to liability from such complete withdrawal or partial withdrawal.



        There are no unfunded obligations under any Employee Benefit Plan (other than a plan subject to Title IV of ERISA) providing benefits after termination of employment to any current or former employee of the Business (or to any beneficiary of any such current or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
        Section 4980B of the Code and insurance conversion privileges under state law.
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







        To the Sellers' Knowledge, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by any Seller or any ERISA Affiliate that would subject any Seller or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code.



        [Intentionally omitted.]



        No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of the Business prohibits any Seller from terminating its participation in any such Employee Benefit Plan. Each Employee Benefit Plan may be amended or terminated without liability to any Seller, other than liability for benefits accrued through the date of amendment or termination under the terms of such Plan.



        To the extent not previously disclosed in Section 3.12(a)(viii) or 3.19(a) of the Disclosure Schedule, Section 3.19(l) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other employee of the Business with an annual salary including bonus in excess of $75,000
        (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Business of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from any Seller that may be subject to the tax imposed by
        Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and
        (iii) agreement or plan binding any Seller, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.



        The Seller's UK Scheme is approved by the Pension Schemes Office of the Inland Revenue as an exempt approved scheme under the Act (as such terms are defined in Exhibit J hereto), and nothing has
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




        been done or omitted to be done which may result in it ceasing to be such an exempt approved scheme.



        A contracting-out certificate has been issued by the Occupational Pension Board (or its successor body) under the provisions of the Pension Schemes Act 1993 in respect of the Seller's UK Scheme.



         Environmental Matters.



        Each Seller has complied with all Environmental Laws. There is no pending or, to the Sellers' Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request (other than routine requests for information pursuant to published regulations which, if not complied with, would not, individually or in the aggregate, have a Material Adverse Effect) by any Governmental Entity, relating to any Environmental Law applicable to any of Sellers, the Acquired Assets and/or the Business.



        There have been no releases of any Materials of Environmental Concern into the environment at (i) any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by any Seller or (ii) to the Sellers' Knowledge, any facility to which any member of the Black Clawson Group has delivered products for manufacturing, processing, packaging or distribution. With respect to any such releases of Materials of Environmental Concern, each Seller has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). No Seller is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, leased, operated or controlled by the Sellers that could reasonably be expected to have an impact on such real property or facilities resulting in any liability to any of the Sellers.



        Set forth in Section 3.20(c) of the Disclosure Schedule is a list of all environmental reports, site surveys, subsurface studies, investigations and audits (whether conducted by or on behalf of any of the Sellers or a third party, and whether done at the initiative of any of the Sellers or, if known to any of the Sellers, directed by a Governmental Entity or other third party) prepared since January 1, 1991 and relating to premises currently or previously owned, leased or operated by any of the Sellers at which the Business has been or is currently conducted. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.
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        Set forth in Section 3.20(d) of the Disclosure Schedule is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by any member of the Black Clawson Group. No member of the Black Clawson Group is aware of any environmental liability of any such transporter or facility.



         Legal Compliance.



        Each of the Sellers has complied and is in compliance with all Laws and Regulations (including without limitation the U.S. Foreign Corrupt Practices Act, the U.S. Occupational Safety and Health Act and the Transfer Regulations and regulations thereunder) that affect or relate to this Agreement, the transactions contemplated hereby, the conduct of the Business or the Acquired Assets.



        No Seller has received notice or inquiry since January 1, 1992 relating to any actual or alleged violations of any Laws and Regulations related to the Business or the Acquired Assets.



         Permits. Section 3.22 of the Disclosure Schedule sets forth a list of all Permits, other than any Permits the loss of which, individually or in the aggregate, would not have a Material Adverse Effect, and the status thereof (including without limitation those issued or required under Environmental Laws) issued to or held by any of the Sellers and relating to or used in connection with the Acquired Assets or the Business. Such listed Permits are the only Permits that are required for the Black Clawson Group to conduct the Business as presently conducted or as proposed by the Sellers to be conducted, other than any Permits which, individually or in the aggregate, if not obtained, would not have a Material Adverse Effect. Each such Permit is in full force and effect and, to the Sellers' Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit is assignable by the applicable Seller to the Buyer without the consent or approval of, or any payment to, any party and will continue in full force and effect following the U.S. Closing (or, with respect to Permits held by BC France, the France Closing). To the Sellers' Knowledge, there are no proposed or contemplated changes in the terms of any Permit.
PAGE

         Certain Business Relationships With Affiliates. No Seller (with respect to its operations other than the Business) or Affiliate of any Seller (other than any other Seller) (a) owns any property or right, tangible or intangible, which is used in the Business,
        (b) has any claim or cause of action against the Acquired Assets, or (c) owes any money in connection with the Business to any Seller. Section 3.23 of the Disclosure Schedule describes any transaction or relationships between any Seller (with respect to its operations other than the Business) and its Affiliates, on the one hand, and the Business, on the other hand, which have occurred since January 1, 1994.



         Brokers' Fees. No Seller has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.



         Books and Records. The books, records, accounts, ledgers and files of each Seller relating to the Business are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.



         Customers and Suppliers. No unfilled customer order or commitment arising out of the conduct of the Business obligating any of the Sellers to process, manufacture or deliver products or perform services will result in a loss upon completion of performance. No purchase order or commitment relating to or arising out of the conduct of the Business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. Section 3.26 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 3% of the revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant material, product, component or service used in the Business. No such customer of the Business has indicated since January 1, 1996 that it will stop, or decrease the rate of, buying materials, products or components produced by, or services offered by, the Business, and no such supplier to the Business has indicated since January 1, 1996 that it will stop, or decrease the rate of, supplying materials, products, components or services to the Business. Except for such suppliers, there are no suppliers to the Business of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.



         Real Property Leases. Section 3.27 of the Disclosure Schedule lists all real property leased or subleased to any member of the
PAGE

        Black Clawson Group. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed therein. With respect to each such lease and sublease:



                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity;



                  (b) each lease or sublease is assignable by the applicable Seller to the Buyer without the consent or approval of, or any payment to, any party; all such leases or subleases will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the U.S. Closing in accordance with the terms thereof as in effect immediately prior to the U.S. Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of, or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such lease or sublease;



                  (c) neither any Seller nor, to Sellers' Knowledge, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;



                  (d) there are no disputes, oral agreements or forbearance programs to which any Seller is a party in effect as to the lease or sublease;



                  (e) no Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;



                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;
PAGE

                  (g) to the Sellers' Knowledge, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction except for recorded mortgages, easements and covenants and other restrictions which do not impair the intended uses or occupancy of the property subject thereto by the applicable Seller;



                  (h)  the applicable Seller has obtained a
        nondisturbance agreement from each mortgage holder having a Security Interest prior to the rights of such Seller under such lease or sublease; and



                  (i) none of such leases or subleases has been capitalized on the December 31, 1996 Balance Sheet.



         Owned Real Property. Section 3.28 of the Disclosure Schedule lists and describes the location of all Owned Real Property. With respect to each parcel of Owned Real Property:



                  (a) the identified owner has good title to such parcel, subject to easements and other matters of title which do not materially affect the use of such parcel or the value thereof, insurable by a recognized national title insurance company (in the U.S. and such other jurisdictions where the concept of title insurance is applicable) at standard rates, free and clear of all Security Interests;



                  (b) there are no (i) condemnation proceedings pending or, to the Sellers' Knowledge, threatened relating to such parcel or (ii) litigation or administrative actions pending or, to the Sellers' Knowledge, threatened relating to such parcel;



                  (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements located thereon are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land as heretofore used; and such parcel is not subject to any restriction for which any
PAGE
        permits or licenses necessary to the use thereof as heretofore used have not been obtained;



                  (d) there are no leases, subleases, licenses or agreements granting to any party or parties the right of use or occupancy of any portion of such parcel;



                  (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;



                  (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities as heretofore operated, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for their current uses and, to the Sellers' Knowledge, are in accordance with all applicable Laws and Regulations;



                  (g) such parcel has direct access to a public road or access to a public road via an irrevocable, recorded easement benefiting such parcel;



                  (h)  there are no pending or, to the Sellers'
        Knowledge, threatened proceedings to change or redefine the zoning classification of all or any portion of the parcel in a manner that would interfere with the use of such parcel as heretofore used;



                  (i) all of the buildings and improvements constructed on the parcel are in serviceable condition and repair, subject to ordinary wear and tear, and, to the Sellers' Knowledge, are free of construction defects, and all mechanical and utility systems servicing such improvements are in serviceable condition and repair, subject to ordinary wear and tear, and, to the Sellers' Knowledge, are free of defects;



                  (j) to the Sellers' Knowledge, each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building
PAGE
        systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating and air conditioning systems; or (iii) to fulfill the requirements of any lease. To the Sellers' Knowledge, no building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels; and



                  (k) there are no pending agreements relating to any material construction or alteration of any buildings on any parcel.



         Indebtedness and Guaranties.



        Section 3.29 of the Disclosure Schedule sets forth a true and complete list (including the obligor, the beneficiary, the amount and the date of maturity or expiration) of all debt instruments, loan agreements, indentures, guaranties or other obligations which relate to (i) indebtedness of any member of the Black Clawson Group for borrowed money or (ii) money loaned by any member of the Black Clawson Group to others, provided that the Sellers shall not be required to list any such obligations which
        (A) involve less than $250,000 or (B) are general corporate obligations of a member of the Black Clawson Group, which are not secured by any of the Acquired Assets and which do not constitute an Assumed Liability. All of the foregoing arrangements were entered into in the Ordinary Course of Business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity; there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default, by any party thereto; and there are no prepayment penalties associated therewith.



        None of the obligations or liabilities of the Sellers under any of the Sellers' Obligations relate to matters other than the Business.



         Government Contracts. No member of the Black Clawson Group is or has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or
PAGE
        debarment has been initiated or, to the Sellers' Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Business. No member of the Black Clawson Group has since January 1, 1992 been audited or investigated or is now being audited or, to the Sellers' Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Sellers' Knowledge, has any such audit or investigation been threatened. To the Sellers' Knowledge, there is no valid basis for (a) the suspension or debarment of any member of the Black Clawson Group or the Business from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. No member of the Black Clawson Group has any agreements, contracts or commitments with respect to the Business which require it to obtain or maintain a security clearance with any Governmental Entity.



         Disclosure. No representation or warranty by any of the Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of any of the Sellers pursuant to this Agreement, and no other statement made by any of the Sellers or any of their representatives in connection with this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.





         ARTICLE IV



        REPRESENTATIONS AND WARRANTIES OF THE BUYER



             The Buyer represents and warrants to the Sellers as follows:



         Organization. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware.
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





         Authority.



                  (a) The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements to which the Buyer is a party, upon its execution and delivery by the Buyer, will constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.



                  (b) The Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent. This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.



         Noncontravention. Neither the execution and delivery by the Buyer or the Parent of this Agreement or, with respect to the Buyer, the Ancillary Agreements, nor the consummation by the Buyer or the Parent of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time), (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Parent or any resolution adopted by the board of directors or stockholders of the Buyer or the Parent, (b) other than as required to be disclosed by any of the Sellers on the Disclosure Schedule and other than as may be required by compliance with the HSR Act, require on the part of the Buyer or the Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
PAGE

        (c) other than as may be required by compliance with the HSR Act, give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, except for any right of any Governmental Entity to challenge such transactions under applicable antitrust laws which do not provide for pre-Closing filing or notification,
        (d) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Parent is a party or by which it is bound or to which any of its assets is subject, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Parent or any of their respective properties or assets.



         Brokers' Fees. Neither the Buyer nor the Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.





         ARTICLE V



        PRE-CLOSING COVENANTS



         Best Efforts. Each Party shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.



         Notices and Consents. Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary or desirable for the consummation by such Party of the transactions contemplated by this Agreement and the Ancillary Agreements.



         HSR Act. Each Party and the Principal has, prior to the date hereof, filed any Notification and Report Forms and related material that it or he may be required to file with the Federal
PAGE

        Trade Commission and the Antitrust Division of the United States
        Department of Justice under the HSR Act.   The Buyer has
        previously paid, and shall not seek reimbursement from the Sellers for, the filing fee paid to the Federal Trade Commission pursuant to the HSR Act.



         Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the U.S. Closing, the Sellers shall conduct the operations of the Business only in the Ordinary Course of Business and in compliance with all applicable Laws and Regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organization of the Business, keep the physical assets of the Business in good working condition (subject to normal wear and tear), keep available the services of the current officers and employees of the Business and preserve the relationships of the Black Clawson Group with customers, suppliers and others having business dealings with the Business. Without limiting the generality of the foregoing, prior to the U.S. Closing, no Seller shall take any of the following actions with respect to the Business without the prior written consent of the Buyer:



        acquire, sell, lease, encumber or dispose of any assets or any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of assets in the Ordinary Course of Business;



        create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases), other than in the Ordinary Course of Business;



        assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;



        make any loans, advances or capital contributions to, or investments in, any other person;



        enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.19 or increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees,
PAGE
        generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan or, except in the Ordinary Course of Business, hire any new employees or consultants;



        change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP (or in the case of Sellers which are non-U.S. entities, generally accepted accounting principles of their respective jurisdictions of organization), or make any new elections with respect to Taxes affecting the Acquired Assets or any changes in current elections with respect to Taxes affecting the Acquired Assets after the date hereof;



        discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;



        mortgage or pledge any property or assets or subject any such assets to any Security Interest;



        sell, assign, transfer, license or sublicense any Intellectual Property, other than in the Ordinary Course of Business;



        enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement listed in Section
        3.12 of the Disclosure Schedule;



        enter into any written arrangement (including written agreements) which creates a liability on the part of any member of the Black Clawson Group in excess of $50,000, except for purchase orders in the Ordinary Course of Business;



        make or commit to make any capital expenditure in excess of $50,000 per item or total capital expenditures in excess of $200,000 in the aggregate;



        take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of any of the Sellers set forth in this Agreement
PAGE
        becoming untrue or (ii) any of the conditions to the Closings set forth in Article VI not being satisfied;



        fail to take any action reasonably necessary to preserve the validity of any Intellectual Property or Permit; or



        agree in writing or otherwise to take any of the foregoing actions.



        In addition, during the period from the date of this Agreement to the U.S. Closing, each Seller shall (i) accept customer orders in the Ordinary Course of Business and (ii) cooperate with the Buyer in communicating with suppliers and customers to accomplish the transfer of the Acquired Assets (other than the France Assets) to, and the purchase of the Business (other than the business of BC France) by, the Buyer on the U.S. Closing Date. The Sellers shall comply with the requirements of this Section 5.4 with respect to the France Assets and the portion of the Business held by BC France during the period commencing on the date of this Agreement and ending on the France Closing Date.



         Full Access. Each Seller shall permit representatives of the Buyer to have full access to all premises, properties, financial, Tax and accounting records, contracts, other records and documents and personnel of or pertaining to the Business and to conduct such tests and inspections as may be reasonable or appropriate; provided, however, that such access shall be allowed only during normal business hours and with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Business. Prior to the U.S. Closing (and, with respect to the Business of BC France, the France Closing), the Sellers shall also furnish to the Buyer or its representatives such information as the Buyer may request in connection with any review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of or relating to the Business. In connection therewith, each Seller shall direct and authorize its independent public accountants to make available to the Buyer and to the independent public accountants representing the Buyer all working papers pertaining to the examination and audit by such accountants of the Business.



         Notice of Breaches; Updates; Interim Financial Statements.
PAGE

        The Sellers shall promptly deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of any of the Sellers in this Agreement (including exceptions set forth in the Disclosure Schedule) inaccurate or incomplete in any material respect, or
        (ii) constitute or result in a breach by any of the Sellers of, or a failure by any of the Sellers to comply with, any agreement or covenant in this Agreement applicable to any of the Sellers. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.



        The Buyer shall promptly deliver to the Sellers written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or
        (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to the Buyer. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.



        (i) The Sellers (other than BC France) shall promptly notify the Buyer of any lawsuits, claims, proceedings, investigations or inquiries against the portion of the Business conducted by such Sellers, any member of the Black Clawson Group or any of their respective stockholders, directors or officers, between the date of this Agreement and the U.S. Closing Date, and (ii) BC France shall promptly notify the Buyer of any losses, claims, proceedings, investigations or inquiries against the portion of the Business conducted by BC France or any of its stockholders, directors or officers, between the date of this Agreement and the France Closing Date, in each case which (A) are commenced or, to the Sellers' Knowledge, threatened and may affect the transactions contemplated by this Agreement, or (B) are commenced or, to the Sellers' Knowledge, threatened and are reasonably likely to have a Material Adverse Effect.



         Exclusivity. Each Seller shall not, and shall cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly,
        (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of assets, recapitalization or other business combination including the Business or the Acquired Assets or any material portion thereof, or (b) provide any non-public information concerning the Business to any person or entity (other than the Buyer). The Sellers shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this
        Section 5.7.
PAGE

         Bulk Transfers Law. The Buyer and the Sellers each hereby waive compliance with the provisions of the bulk transfers statute in each of the jurisdictions, if any, where such compliance would be required in connection with the transactions contemplated by this Agreement (subject to the indemnity provided for in Article
        VIII).



         BC France.



                  (a)  The Sellers shall, prior to the France Closing,
        (i) inform and consult in a timely manner the Comite d'Entreprise (labor committee) of BC France pursuant to the provisions of Articles L-431-5 and L-432-1 of the French Labor Code, (ii) use all reasonable efforts to obtain the avis motive (opinion) of such Comite d'Entreprise agreeing to the transactions contemplated under this Agreement as they relate to the France Closing, and (iii) deliver all notices and make all filings required to be delivered or made to or with any Governmental Entities, unions, employees and other public and private persons and entities in connection with the consummation by BC France of the transactions contemplated by this Agreement.



                  (b) The Sellers shall take all action necessary to cause the BC France Bankruptcy Proceeding to be terminated at or prior to the U.S. Closing. The Buyer shall, at the Sellers' expense, take such actions as the Sellers may reasonably request in order to assist the Sellers in causing the BC France Bankruptcy Proceeding to be terminated at or prior to the U.S. Closing. Without limiting the foregoing, the Parties agree that the following steps shall be taken in connection with the termination of the BC France Bankruptcy Proceeding:



                       (i) The Buyer shall deliver to the BC France Receiver, at least two days prior to the U.S. Closing Date, certified bank checks representing the aggregate indebtedness subject to the French Bankruptcy Proceeding (the aggregate amount represented by such checks being hereinafter referred to as the "BC France Payments"). The checks evidencing the BC France Payments shall be made payable to the BC France Creditors in amounts (currently estimated at a total of approximately F.F. 21,220,000) set forth on a schedule to be delivered by the Sellers' Representative to the Buyer at least five business days prior to the U.S. Closing Date. Such checks shall be delivered to the BC France Receiver in escrow, to be held by the BC France Receiver until the U.S. Closing Date for delivery to the BC France Creditors at or after the U.S. Closing following receipt by the Buyer of a certificate (Extrait K-bis) issued by the
PAGE

        French Bankruptcy Court evidencing that BC France is no longer subject to the BC France Bankruptcy Proceeding.



                       (ii) Promptly following the execution of this Agreement, BC France shall take all necessary actions to cause the BC France Bankruptcy Proceeding to terminate and releasing all liens and encumbrances on the assets of BC France resulting therefrom, such termination to be effective prior to the release from escrow of the checks evidencing the BC France Payments.





         ARTICLE VI



        CONDITIONS TO CLOSING



         Conditions to Obligations of the Buyer for the U.S. Closing.
        The obligation of the Buyer to consummate the transactions to be performed by it in connection with the U.S. Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:



        the Sellers shall have, at their expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Sellers to consummate the transactions contemplated by this Agreement (other than the transactions to be consummated at the France Closing), and
        (ii) obtained all other waivers, permits, consents, approvals or other authorizations and effected all other registrations, filings and notices necessary or desirable in connection with the transactions contemplated by this Agreement (other than the transactions to be consummated at the France Closing), except in case of clause (ii) for any which if not obtained or effected would not have a material adverse effect on the right of the Buyer to own, operate or control the Acquired Assets or conduct the Business following the Closings or on the ability of the Parties to consummate the transactions contemplated by this Agreement.



        the representations and warranties of the Sellers set forth in
        Article III shall be true and correct in all material respects as of the U.S. Closing as if made as of the U.S. Closing, except for
PAGE
        representations and warranties made as of a date, which shall be true and correct as of such date;



        each Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the U.S. Closing;



        no action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
        (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate or control any significant Acquired Assets or affect adversely in any material respect the right of the Buyer to conduct the Business as currently conducted and as presently proposed to be conducted following either Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;



        the Sellers shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 6.1 is satisfied in all respects;



        the Buyer and the Parent shall have received from Morrison Cohen Singer & Weinstein, LLP, U.S. counsel to the Sellers, an opinion dated as of the U.S. Closing Date in the form attached hereto as Exhibit K;



        the Sellers shall have caused the discharge of all Security Interests on the Acquired Assets, including without limitation any Security Interest in favor of each of Bank One Dayton, National Association and Barclays Bank PLC (or their respective successors) and any Security Interest on the Acquired Assets owned by BC France arising out of the BC France Bankruptcy Proceeding and owned by BC International, respectively;



        the Buyer shall have received an estoppel certificate from the lessor from whom BC Shartle leases real property in Rayville, Louisiana consenting to the transactions contemplated under this Agreement and representing that there are no outstanding claims against Black Clawson under such lease;
PAGE
        the Buyer shall have received from Black Clawson such warranty deeds and instruments of conveyance, assignment and transfer, in form and substance satisfactory to the Buyer, as shall be appropriate to convey, transfer and assign to, and to vest in, the Buyer, good, clear, record, marketable and insurable title to the Owned Real Property;



        the Buyer shall have obtained, at its cost and expense, an ALTA owners title insurance policy for each parcel of Owned Real Property. Each title insurance policy shall (i) be in an amount equal to the fair market value of the applicable parcel of Owned Real Property, (ii) name the Buyer as the owner of such parcel of Owned Real Property, (iii) be subject only to such exceptions as the Buyer shall approve, and (iv) contain such endorsements as the Buyer may require;



        the Buyer shall have obtained, at its cost and expense, an ALTA survey of each parcel of Owned Real Property. Each survey shall be (i) prepared by a licensed surveyor or civil engineer, (ii) certified to the Buyer and the title insurer, and (iii) in form and substance satisfactory to the Buyer;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall have executed and delivered the Escrow
        Agreement;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall have executed and delivered the BC France Escrow Agreement;



        the Buyer and BC International shall have entered into a Supply Agreement and a Mutual Personnel and Services Agreement in the forms attached hereto as Exhibits L-1 and L-2, respectively;



        the Buyer and Black Clawson shall have entered into a Lease and Services Agreement in the form attached hereto as Exhibit M;



        the Buyer and BC Asia shall have entered into a Sublease Agreement in the form attached hereto as Exhibit N;
PAGE
        the Principal shall have, on or before the U.S. Closing Date, repaid in full all amounts owing under that certain Note dated February 14, 1997 in favor of Bank One, Dayton, National Association, in the original principal amount of $6,000,000;



        the Buyer shall have received any and all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, including all registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Buyer to consummate the transactions contemplated by this Agreement (other than the transactions to be consummated at the France Closing);



        the Buyer shall have received from the Sellers and the Sellers' officers all customary closing certificates as it shall have requested; and



        all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby (other than transactions to be consummated at the France Closing) and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.



         Conditions to Obligations of the Sellers for the U.S. Closing. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the U.S. Closing is subject to the satisfaction, or waiver by the Sellers'
        Representative, of the following conditions:



        the Buyer shall have, at its expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Buyer to consummate the transactions contemplated by this Agreement (other than the transactions to be consummated at the France Closing), and
        (ii) obtained all other waivers, permits, consents, approvals or other authorizations and effected all other registrations, filings and notices necessary or desirable in connection with the transactions contemplated by this Agreement (other than the transactions to be consummated at the France Closing), except in the case of clause (ii) for any waivers, permits, consents, approvals or authorizations in whose absence the Closing could be consummated without materially adversely affecting the Sellers;
PAGE
        the representations and warranties of the Buyer set forth in
        Article IV shall be true and correct in all material respects as of the U.S. Closing as if made as of the U.S. Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;



        the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the U.S. Closing;



        the Buyer shall have delivered to the Sellers' Representative a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.2 is satisfied in all respects;



        the Sellers' Representative shall have received from Hale and Dorr LLP, special counsel to the Buyer, an opinion dated as of the U.S. Closing Date in the form attached hereto as Exhibit O;



        the Buyer and Black Clawson shall have entered into a Trademark License Agreement relating to the use of the "Black Clawson" name in the form attached hereto as Exhibit P;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall have executed and delivered the Escrow
        Agreement;



        the Buyer, the Sellers, the Sellers' Representative and the Escrow Agent shall have executed and delivered the BC France Escrow Agreement;



        the Buyer and BC International shall have entered into a Supply Agreement and a Mutual Personnel and Services Agreement in the forms attached hereto as Exhibits L-1 and L-2, respectively;



        the Buyer and Black Clawson shall have entered into a Lease and Services Agreement in the form attached hereto as Exhibit M;
PAGE
        the Buyer and BC Asia shall have entered into a Sublease
        Agreement in the form attached hereto as Exhibit N;



        the Sellers' Representative shall have received from the Buyer and the Buyer's officers all customary closing certificates as it shall have requested; and



        all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby (other than transactions to be consummated at the France Closing) and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Sellers' Representative.



         Conditions to Obligations of the Buyer for the France Closing. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the France Closing is subject to the satisfaction, or waiver by the Buyer, of the following conditions:



        the Sellers shall have, at their expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Sellers to consummate the transactions to be consummated at the France Closing, including without limitation all consents, approvals and authorizations from, and all filings, notices and consultations with or to, the Comite d'Entreprise of BC France and
        (ii) obtained all other waivers, permits, consents, approvals or other authorizations and effected all other registrations, filings and notices necessary or desirable in connection with the transactions to be consummated at the France Closing, except in case of clause (ii) for any which if not obtained or effected would not have a material adverse effect on the right of the Buyer to own, operate or control the France Assets or conduct the BC France portion of the Business following the France Closing or on the ability of the Parties to consummate the transactions to be taken at the France Closing.



        the representations and warranties set forth in Article III (but only as they relate to BC France or to the portion of the Business conducted by BC France) shall be true and correct in all material respects as of the France Closing as if made as of the
PAGE

        France Closing, except for representations and warranties made as of a date, which shall be true and correct as of such date;



        each Seller shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the France Closing; provided, however, that any failure to perform or comply with any agreement or covenant required to be performed or complied with by any Seller solely in connection with the consummation of the U.S. Closing shall not excuse the France Closing unless such failure or non compliance is reasonably likely to have or result in a Material Adverse Affect;



        no action, suit or proceeding shall be pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions to be taken at the France Closing, including without limitation any action commenced by or on behalf of the Comite d'Entreprise of BC France, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate or control any significant France Assets or affect adversely in any material respect the right of the Buyer to conduct the portion of the Business conducted by BC France as currently conducted and as presently proposed to be conducted following the France Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;



        BC France shall have delivered to the Buyer, not less than five business days prior to the France Closing Date, (i) the affirmative written approval of the Comite d'Entreprise of BC France, in form and substance satisfactory to the Buyer in its reasonable discretion, of the transactions to be consummated at the France Closing, or (ii) a written certification of BC France to the effect that, despite the use of all reasonable efforts during the period commencing on the U.S. Closing Date and ending on September 30, 1997, BC France has been unable to obtain such written approval;



        the Sellers shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (e) of this Section 6.3 is satisfied in all respects;
PAGE
        the Buyer and the Parent shall have received from Ngo, Migueres & Associes, French counsel to the Sellers, an opinion dated as of the France Closing Date in the form attached hereto as Exhibit Q;



        the Sellers shall have caused the discharge of all Security Interests on the France Assets and on the BC France fonds de commerce (on-going business);



        the Buyer shall have received any and all waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, including all registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Buyer to consummate the transactions to be consummated at the France Closing;



        the Buyer shall have received from the Sellers and the Sellers' officers all customary closing certificates as it shall have requested; and



        all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated to occur at or in connection with the France Closing and all certificates, opinions, instruments and other documents required to effect the transactions contemplated to occur at or in connection with the France Closing shall be reasonably satisfactory in form and substance to the Buyer.



         Conditions to Obligations of the Sellers for the France Closing. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the France Closing is subject to the satisfaction, or waiver by the Sellers'
        Representative, of the following conditions:



        the Buyer shall have, at its expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all of the registrations, filings and notices with or to Governmental Entities, as may be necessary to permit the Buyer to consummate the transactions to be consummated at the France Closing, and
        (ii) obtained all other waivers, permits, consents, approvals or other authorizations and effected all other registrations, filings and notices necessary or desirable in connection with the transactions to be consummated at the France Closing, except in the case of clause (ii) for any waivers, permits, consents, approvals or authorizations in whose absence the France Closing
PAGE
        could be consummated without materially adversely affecting the Sellers;



        the representations and warranties of the Buyer set forth in
        Article IV shall be true and correct in all material respects as of the France Closing as if made as of the France Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;



        the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the France Closing;



        the Buyer shall have delivered to the Sellers' Representative a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (c) of this Section 6.4 is satisfied in all respects;



        the Buyer and the Sellers' Representative shall have instructed the Escrow Agent to release the BC France Escrow Fund to the Sellers' Representative in accordance with the terms of the BC France Escrow Agreement;



        the Sellers' Representative shall have received from the Buyer and the Buyer's officers all customary closing certificates as it shall have requested; and



        all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated to occur at or in connection with the France Closing and all certificates, opinions, instruments and other documents required to effect the transactions contemplated to occur at or in connection with the France Closing shall be reasonably satisfactory in form and substance to the Sellers' Representative.





         ARTICLE VII



        POST-CLOSING COVENANTS
PAGE

         Proprietary Information. From and after the U.S. Closing, the Sellers and the Principal shall hold in confidence, and each of them shall cause all of its or his Affiliates to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business, the Buyer or the Buyer's business (including without limitation the financial information, Intellectual Property, technical information or data relating to the materials, products or components sold, or the services offered, in connection with the Business and names of customers of the Business) and shall not disclose or make use of the same without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by any of the Sellers or the Principal.



         Solicitation and Hiring.



        During the two-year period commencing on the U.S. Closing Date, the Sellers (other than BC France) and the Principal shall not, and each of them shall cause its or his Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (i) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any Affiliate of the Buyer or (ii) hire or attempt to hire any Restricted Employee.



        During the period commencing on the U.S. Closing Date and ending on the second anniversary of the France Closing Date, BC France shall not, and shall cause its Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (i) solicit or attempt to induce any Restricted Employee to terminate his employment with the Buyer or any Affiliate of the Buyer or (ii) hire or attempt to hire any Restricted Employee.



         Non-Competition; Referral of Customers.



        During the four-year period commencing on the U.S. Closing Date, the Sellers shall not, and each of them shall cause its or his Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) develop, manufacture, market, sell, perform or offer any material, product, component or service
PAGE
        which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Business on or prior to the U.S. Closing Date or (ii) engage in any business competitive with the Business as conducted or as proposed to be conducted on the date of this Agreement or as of the U.S. Closing Date, in the United States or any other country in which the Business was conducted (it being understood that the conduct of the Business shall include without limitation the commencement of the process of filing or applying for Permits, the preparation of marketing studies or the study of the feasibility of use of a product) during the four years prior to the U.S. Closing Date; provided, that nothing herein contained shall be construed as preventing (A) the Sellers, the Principal and their respective Affiliates from holding or purchasing, as a passive investor, up to 5% in the aggregate of any publicly traded class of stock or securities of a company which is listed on a national securities exchange or regularly traded in the over-the- counter market, or (B) BC International from performing its obligations to the Buyer and its Affiliates under the terms of the Ancillary Agreements referred in Section 6.1(n) hereof. Notwithstanding the foregoing, but subject to the terms of paragraphs (b) and (c) below, nothing in this paragraph (a) shall prevent BC France from continuing to conduct, prior to the France Closing, the Business conducted by BC France prior to the U.S. Closing in those territories in which BC France actively conducted such portion of the Business prior to the U.S. Closing.



        During the four-year period commencing on the France Closing Date, BC France shall not, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) develop, manufacture, market, sell, perform or offer any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Business on or prior to the U.S. Closing Date or the France Closing Date or (ii) engage in any business competitive with the Business as conducted or as proposed to be conducted on the date of this Agreement, as of the U.S. Closing Date or, with respect to the Business of BC France, as of the France Closing Date, in the United States or any other country in which the Business was conducted (it being understood that the conduct of the Business shall include without limitation the commencement of the process of filing or applying for Permits, the preparation of marketing studies or the study of the feasibility of use of a product) during the four years prior to the France Closing Date; provided, that nothing herein contained shall be construed as preventing (A) the Sellers, the Principal and their respective Affiliates from holding or purchasing, as a passive investor, up to 5% in the aggregate of any publicly traded class of stock or securities of a company which is listed on a national securities exchange or regularly traded in the over-the-counter market, or (B) BC France from completing its Contracts in Progress as in existence on the France Closing Date in accordance with Section 7.15(a) hereof.
PAGE

        During the ten-year period commencing on the U.S. Closing Date, the Principal shall not, and shall cause his Affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise,
        (i) develop, manufacture, market, sell, perform or offer any material, product, component or service which is competitive with any material, product, component or service developed (or under development), manufactured, marketed, sold or offered by the Business on or prior to the U.S. Closing Date or (ii) engage in any business competitive with the Business as conducted or as proposed to be conducted on the date of this Agreement or as of the U.S. Closing Date, in the United States or any other country in which the Business was conducted (it being understood that the conduct of the Business shall include without limitation the commencement of the process of filing or applying for Permits, the preparation of marketing studies or the study of the feasibility of use of a product) during the four years prior to the U.S. Closing Date; provided, that nothing herein contained shall be construed as preventing (A) the Sellers, the Principal and their respective Affiliates from holding or purchasing, as a passive investor, up to 5% in the aggregate of any publicly traded class of stock or securities of a company which is listed on a national securities exchange or regularly traded in the over-the-counter market, or (B) BC International from performing its obligations to the Buyer and its Affiliates under the terms of the Ancillary Agreements referred in Section 6.1(n) hereof. Notwithstanding the foregoing, but subject to the terms of paragraphs (a) and (b) above, nothing in this paragraph (c) shall prevent BC France from continuing to conduct, prior to the France Closing, the Business conducted by BC France prior to the U.S. Closing in those territories in which BC France actively conducted such portion of the Business prior to the U.S. Closing.



        During the period commencing on the U.S. Closing Date and ending on the fourth anniversary of the U.S. Closing Date (or, with respect to Excluded Assets or other assets or product lines of BC France, the fourth anniversary of the France Closing Date), the Sellers and the Principal shall not, and each of them shall cause its or his Affiliates not to, sell or dispose of, in a single transaction or a series of related transactions, whether by sale of assets, stock sale, merger or otherwise, any substantial portion of the Excluded Assets or any substantial portion of any of the other assets or product lines retained by the Sellers under this Agreement, unless (i) the Sellers shall have provided the Buyer with not less than 30 days' prior written notice thereof and (ii) prior to such transaction, the party or parties acquiring such assets and/or product lines agree in writing with the Buyer to be bound by the terms of this Section
        7.3. Notwithstanding the foregoing, in no event shall the Sellers be required to comply with clause (ii) above in connection with a transaction which is subject to this paragraph
        (d) if such transaction relates solely to a sale of the Sellers' converting business located in Fulton, New York.
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







        Each of the Sellers and the Principal, on its or his own behalf and on behalf of its or his Affiliates, agrees that the duration and geographic scope of the noncompetition provision set forth in this Section 7.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties and the Principal agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties and the Principal intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.



        Each Seller shall, and shall cause its Affiliates to, from and after the U.S. Closing (or, with respect to BC France, the France Closing), refer all inquiries regarding the Business and its products and services to the Buyer. Each Seller shall notify its Affiliates in writing promptly after the U.S. Closing (or, with respect to the portion of the Business conducted by BC France, the France Closing) that the Business has been sold to the Buyer, and such notice shall inform such Affiliates of their obligations under this Section 7.3(f). Such notice shall be in form and substance reasonably satisfactory to the Buyer.



        In consideration for the Principal's agreements under Sections 7.3(c), (d) and (e) above, on the U.S. Closing Date, the Buyer shall pay to the Principal the sum of $3,000,000.



         Sharing of Data.



        The Sellers shall have the right for a period of seven years following the U.S. Closing Date (or, with respect to BC France, the France Closing Date) to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement on such Closing Date for the limited purposes of concluding their involvement in the Business as conducted by Black Clawson Group prior to such Closing Date and for complying with their respective obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations.
        The Buyer shall have the right for a period of seven years
PAGE
        following the U.S. Closing Date (or, with respect to BC France, the France Closing Date) to have reasonable access to (i) those books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records that are retained by the Sellers pursuant to the terms of this Agreement, and (ii) the workpapers of the Sellers' accountants relating to the operation of the Business prior to the U.S. Closing Date (or, with respect to BC France, the France Closing Date), in each case to the extent that any of the foregoing is needed by the Buyer in order to comply with its obligations under applicable securities, Tax, environmental, employment or other Laws and Regulations. Neither the Buyer nor any of the Sellers shall destroy any such books, records or accounts retained by it without first providing the other Parties with the opportunity to obtain or copy such books, records or accounts.



        Without limiting the generality of the provisions of paragraph (a) above, the Sellers shall make available to the Buyer such financial information and reasonable assistance with respect to the Business, including without limitation providing to the Buyer and its authorized representatives reasonable access to the workpapers of the Sellers' accountants relating to the operation of the Business prior to the Closing Date, as is reasonably necessary for the Buyer to prepare on a timely basis the financial statements required by Item 2 of Form 8-K to be filed by the Buyer under the Exchange Act with respect to the transactions contemplated by this Agreement, which shall include audited financial statements prepared in accordance with GAAP for the fiscal years of the Business ended December 31, 1994, 1995 and 1996.



        In addition to all files and documents required to be provided pursuant to this Agreement or the Ancillary Agreements, promptly upon request by the Buyer made at any time following the U.S. Closing Date (or, with respect to BC France, the France Closing
        Date), each Seller shall authorize the release to the Buyer of all files pertaining to the Acquired Assets or the Business held by any federal, state, county or local authorities, agencies or instrumentalities.



         Enforcement of Insurance Claims. Each Seller hereby assigns to the Buyer the right to pursue and enforce, and hereby irrevocably appoints the Buyer as its true and lawful attorney-in-fact with full power in the name of and on behalf of such Seller for the purpose of pursuing and enforcing, any and all rights of the Seller under any insurance policies of the Seller (other than those assigned to Buyer ) with respect to any occurrence, claim or loss (including without limitation any product liability claim) which is the subject of an indemnity obligation by any of the Sellers to the Buyer under Article VIII
PAGE
        of this Agreement; provided, that the Buyer may not exercise such right or power unless the Seller fails to promptly and expeditiously pursue and enforce its rights under its insurance policies with respect to such occurrence, claim or loss. The power of attorney conferred upon the Buyer by each of the Sellers pursuant to this Section 7.5 is an agency coupled with an interest and all authority conferred hereby shall be irrevocable, and shall not be terminated by the dissolution or the liquidation of any Seller or any other act of any Seller.



         Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the others in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Sellers, the Buyer and/or their respective Subsidiaries or Affiliates arising out of the transactions contemplated by this Agreement or the Ancillary Agreements). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees and agent for their time spent in such cooperation.



         Collection of Accounts Receivable and Contracts in Progress.



                  (a) Each Seller shall forward promptly to the Buyer any monies, checks or instruments received by such Seller after the U.S. Closing Date with respect to the Accounts Receivable and the Contracts in Progress. The Sellers hereby authorizes the Buyer to open any and all mail addressed to any of the Sellers (if delivered to the Buyer) received on or after the U.S. Closing Date (or, with respect to BC France, the France Closing Date) and hereby grants to the Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to any Seller or its order and received by the Buyer with respect to the Acquired Assets or the Business. Each Seller shall provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such Accounts Receivable and Contracts in Progress, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance. From and after the U.S. Closing (or, with respect to the portion of the Business operated by BC France, the France Closing), each Seller shall refer all customer inquiries relating to the Business to the Buyer.
PAGE

                  (b) Any Account Receivable existing as of the U.S. Closing Date as to which any Seller pays the Buyer Damages in an amount equal to the face amount of such Account Receivable pursuant to Section 8.1 because of a breach of Section 3.13 shall promptly be assigned by the Buyer to the Sellers (without recourse) and any funds thereafter collected by the Buyer with respect to such Accounts Receivable shall be paid by the Buyer to the Sellers.



         Employees. Subject to Section 7.15 below, effective as of the U.S. Closing (or, with respect to employees of BC France, the France Closing), each Seller shall terminate the employment of each Designated Employee (who does not transfer pursuant to the Transfer Regulations) and the Buyer shall offer employment to each such Designated Employee (who does not transfer pursuant to the Transfer Regulations) who is actively at work or on short-term disability leave as of such Closing, terminable at the will of the Buyer or as otherwise agreed to between the Buyer and such employee; the Buyer shall credit service by the Continuing Employees with any of the Sellers for purposes of vesting of pension benefits, vacation and personal time entitlements, and severance benefits. Except as otherwise specifically required by
        Section 7.15, applicable law (subject, as between the Buyer and the Sellers, to the provisions of Section 7.15) or the Union Agreements, the Buyer shall not have any obligation to employ or offer employment to any employees of the Business other than as provided in the preceding sentence. The Buyer shall have complete discretion to change any of the terms or conditions of employment, compensation or benefits relating to any such employee at any time. The parties hereto do not intend to create any third-party beneficiary rights respecting any employee as a result of the provisions herein and specifically hereby negate any such intention. Each Seller hereby consents to the hiring of such employees by the Buyer and waives, with respect to the employment by the Buyer of such employees, any claims or rights such Seller may have against the Buyer or any such employee under any noncompetition, confidentiality or employment agreement.



         Employee Benefit Matters. Contingent upon the occurrence of the U.S. Closing or the France Closing, as the case may be:



        Welfare Plans.



        Benefits Continuation.  Except as provided in this
        Section 7.9(a), effective as of the U.S. Closing (or, with respect to Continuing Employees who are former employees of BC France, the France Closing), the Buyer shall cause each
PAGE

        Continuing Employee to be covered by Buyer's welfare benefit plans to the extent that they are otherwise eligible therefor.



        Disability and Certain Other Benefits. The Sellers shall be liable for claims for benefits (other than for short-term disability, workers' compensation and medical (including vision care and prescription drugs) and dental benefits, which are addressed below) by employees of the Business (active or inactive) and by terminated employees previously employed in the Business under the Seller's Welfare Plans arising out of occurrences prior to the U.S. Closing Date (or, with respect to any such employees or terminated employees of BC France, the France Closing Date). In this regard, but not by way of limiting the foregoing, the Sellers shall be liable for the long-term disability benefits for those employees of the Business receiving or qualified to receive long-term disability benefits under the Sellers' disability programs as of the U.S. Closing Date (or, with respect to employees of BC France, the France Closing Date), including without limitation those employees of the Business in the long-term disability elimination period (which employees shall receive long-term disability benefits from the Sellers upon the conclusion of the applicable elimination period).



        Workers' Compensation Benefits. The Buyer shall not be liable for, and the Sellers shall jointly and severally indemnify the Buyer against, claims for workers' compensation benefits by employees of the Business (active or inactive) and by terminated employees previously employed in the Business with respect to injuries or illnesses occurring on or prior to the U.S. Closing Date (or, with respect to any such employees or terminated employees of BC France, the France Closing Date).



        Short-Term Disability Benefits. The Buyer shall not be liable for, and the Sellers shall jointly and severally indemnify the Buyer against, claims for short-term disability benefits under the Sellers' Welfare Plans by employees of the Business (active or inactive) with respect to payments due on or prior to the U.S. Closing Date (or, with respect to employees of BC France, the France Closing Date) and by terminated employees previously employed in the Business.



        Medical and Dental Benefits. The Buyer shall not be liable for, and the Sellers shall jointly and severally indemnify the Buyer against, claims for medical (including vision care and prescription drugs) and dental benefits incurred by employees of the Business (active or inactive) and their respective covered dependents with respect to services and treatment rendered on or prior to the U.S. Closing Date (or, with respect to any such
PAGE
        employees of BC France and their dependents, the France Closing
        Date) under the terms of the Sellers' Welfare Plans.



        Transition Period. Notwithstanding anything to the contrary in this Agreement, the Sellers shall make such arrangements as may be necessary for the Continuing Employees in the UK for whom the Buyer does not provide life assurance or disability cover to remain as participants in BC International's life assurance and disability cover schemes for a period extending through December 31, 1997 and the Buyer shall pay the cost of providing those benefits for and in respect of the participating Continuing Employees during the transition period and paid after the U.S. Closing Date in accordance with the terms of the relevant schemes.



        Retiree Medical, Dental and Life Benefits. The Sellers shall be liable for retirement medical, retirement dental and retirement life insurance coverage under the Sellers' Welfare Plans after termination of employment to (A) employees of the Business whose employment terminated prior to the U.S. Closing Date (or, with respect to any such employees of BC France, the France Closing
        Date) and (B) those employees of the Business who are eligible therefor as of the U.S. Closing Date (or, with respect to any such employees of BC France, the France Closing Date) or who will become eligible therefor on or before December 31, 1997; provided, that with respect to those employees described in the immediately preceding clause (B) who retire on or after January 1, 1998, in each case, the Sellers' liability with respect to such employees' medical, dental and life insurance coverage shall be reduced to the extent that such employees are entitled to receive any post- retirement medical, dental or life insurance benefits under plans of the Buyer and/or its Affiliates. The Buyer shall furnish the Sellers with written notice of any such benefits provided by the Buyer on or before December 1, 1997.
        The Sellers have, prior to the date of this Agreement, notified (or, with respect to any such employees of BC France, the Sellers shall, prior to the France Closing Date, notify) (I) employees of the Business other than those described in clause (II) below that such coverage for employees of the Business will be terminated upon the applicable Closing Date and (II) Continuing Employees who are eligible as of the U.S. Closing Date (or, with respect to Continuing Employees who are former employees of BC France, the France Closing Date) for retiree medical, dental or life insurance coverage under such retiree plans or who will become eligible therefor on or before December 31, 1997 that coverage for such Continuing Employees under such plans as in effect from time to time will be provided by the Sellers upon retirement from the Buyer and/or its Affiliates. The Sellers shall provide the Buyer with a reasonable opportunity to review and comment on the notices contemplated by the preceding sentence and shall incorporate in such notices any reasonable comments made by the Buyer. The Buyer agrees to provide notice to the Sellers of such retirements for purposes of the preceding sentence.
PAGE

        COBRA. The Sellers shall be responsible for providing benefits pursuant to Section 4980B of the Code to employees of the Business who cease to be employed by any of the Sellers prior to the U.S. Closing Date (or, with respect to any such employees of BC France, the France Closing Date).



        Limitation on Buyer's Liability. The Buyer shall have no liability with respect to any claims for benefits under any of the Sellers' Welfare Benefit Plans and nothing contained herein shall limit the provisions of Section 2.2(b)(xi).



        Multiemployer Plans. Neither the Buyer nor any of its Affiliates shall assume any obligation or liability imposed on any of the Sellers under Section 4201 of ERISA.



        Savings Plans. The Buyer shall allow U.S. Continuing Employees to make direct cash rollovers under Section 402(c) of the Code of their account balances from the Savings Plan to a savings plan qualified under Section 401(a) of the Code maintained by the Buyer; provided, that the Buyer's 401(k) plan shall have no obligation to accept rollovers of loans. The Buyer shall arrange for payroll withholding for the purpose of making payments on loans by Continuing Employees from any 401(k) plan maintained by any of the Sellers.



        Benefits to Union Employees. The Buyer shall assume the obligations of Black Clawson arising following the U.S. Closing under the Union Agreements; provided, however, that (i) by assuming the Union Agreements the Buyer shall not in any way be deemed to assume any obligation to provide any benefits provided by any of the Sellers (A) to former employees who are or were members of the Union or (B) to current employees who are members of the Union, except to the extent the obligation to provide such benefits is expressly set forth in the Union Agreements, and
        (ii) the assumption of such obligations by the Buyer shall not be construed as triggering the provisions of Section 4204 of ERISA.



        U.K. Employee Benefits Matters. The provisions of Exhibit J shall apply in respect of the Sellers' UK Scheme.



        The parties hereto do not intend to create any third-party beneficiary rights respecting any current or former employee as a
PAGE
        result of the provisions set forth in this Section 7.9 and specifically hereby negate any such intention. No provision in this Section 7.9 shall increase the rights, benefits or remedies of any employee under any Employee Benefit Plan of any of the Sellers or the Buyer.



        U.K. Employees. Each Seller shall jointly and severally indemnify the Buyer against all claims, liabilities and costs arising out of anything done or omitted to be done in relation to the employment of any U.K. employee of any of the Sellers (who is not a Continuing Employee) prior to and/or after the U.S. Closing Date.



         Tax Matters.



        Except as provided in Sections 2.9 and 7.10(b) hereof:



        Subject to Section 7.10(a)(ii) below, the Sellers shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes attributable to the Business with respect to any and all periods, or portions thereof, ending before the U.S. Closing Date (and, with respect to the portion of the Business conducted by BC France, the France Closing Date) ("Pre-Closing Periods").



        The Buyer shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes attributable to the Business with respect to any and all periods, or portions thereof, beginning on or after the U.S. Closing Date (and, with respect to the portion of the Business conducted by BC France, the France Closing Date) ("Post- Closing Periods"); provided, however, that the amount of any Taxes (other than Transfer Taxes) attributable to the operation of the Business on or after the U.S. Closing Date (or, with respect to Tax obligations of BC France, the France Closing Date) that are incurred as a result of the transactions that are the subject of this Agreement or as a result of the action of any of the Sellers after such Closing shall be attributable to the Pre-Closing Periods.
PAGE

        For purposes of this Section 7.10, any and all transactions or events contemplated by this Agreement that occur at or prior to an applicable Closing shall be deemed to have occurred in the Pre-Closing Period.



        In the case of any Tax that is attributable to a taxable period which begins before the U.S. Closing Date (or, with respect to a Tax obligation of BC France, the France Closing Date) and ends on or after such Closing Date, the amount of Taxes attributable to the Pre-Closing Period shall be determined as follows:



        In the case of ad valorem Taxes imposed on the Acquired Assets or any Seller, the portion attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period.



        In the case of all other Taxes, the portion attributable to the Pre-Closing Period shall be determined on the basis of an interim closing of the books of the applicable Seller as of the applicable Closing, and the determination of the hypothetical Tax for such Pre-Closing Period, determined on the basis of such interim closing of the books, without annualization. The hypothetical Tax for any period shall in no case be less than zero.



        The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of the other Party or Parties) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the Party or Parties requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party or Parties providing such assistance; and provided further that no Party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such Party.



        Notice and indemnification in connection with Taxes shall be governed by Article VIII of this Agreement.
PAGE

        All indemnification payments under Article VIII shall be deemed adjustments to the Purchase Price.



         Employee Notices. The Sellers shall make such notices to employees as shall be required of the Sellers by any applicable Laws and Regulations or by any agreements (including any notices required to be given to any union, works council or similar representative body).



         Use of Name. Each Seller agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates, from and after the U.S. Closing, not to use any trademark or name (including without limitation the name "Black Clawson") previously or currently used in the Business, or any derivation thereof, except in accordance with the terms of the Trademark License Agreement referenced in
        Section 6.2(f).



         Sellers' Obligations. After the U.S. Closing, the Buyer shall use reasonable efforts to arrange as soon as is reasonably practicable after the U.S. Closing for the substitution of the Buyer for the Sellers under the Sellers' Obligations; provided, however, that this Section 7.13 shall not require (a) the Buyer to make any payments or (b) the Buyer, or allow any of the Sellers, to amend the terms of any obligation of the Business in any way to provide for less favorable terms either to the Business or to any other obligor thereof. To the extent that the Buyer is not substituted for the applicable Seller or Sellers on such Sellers' Obligations (and the failure to be so substituted shall not be a breach of this Agreement), or to the extent that the applicable Seller or Sellers are not relieved of such Sellers' Obligations, the Buyer shall indemnify such Seller or Sellers with respect to such Sellers' Obligations in accordance with Section 8.2.



         U.K. Value Added Tax.



        All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of any VAT which may be chargeable.



        The Parties intend that Section 49 of Value Added Tax Act 1994 ("VATA") and Article 5 VAT (Special Provisions) Order 1995 (the "Special Provisions Order") will apply to the transfer of the
PAGE

        Acquired Assets held by BC International pursuant to this Agreement. The Sellers and the Buyer shall each use its best efforts to ensure that pursuant to the VATA and the Special Provisions Order the sale of the Acquired Assets held by BC International is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern.



        The Buyer represents, warrants and undertakes to the Sellers that it (or a Designated Transferee) is, or will as a result of the transactions contemplated hereby be liable to be, duly and properly registered for the purposes of VAT.



        BC International represents, warrants and undertakes to the Buyer that it is duly and properly registered for the purposes of VAT.



        BC International shall, as soon as reasonably practicable after the execution of this Agreement, request a direction from HM Customs & Excise under Section 49(1)(b) of the VATA that from and after the U.S. Closing BC International retain and preserve all records relating to the Acquired Assets transferred to the Buyer by BC International which are required to be preserved by paragraph 6 of Schedule 11 of the VATA. If HM Customs & Excise gives such a direction, BC International shall preserve such records for such periods as may be required by applicable law and allow the Buyer and its agents access to, and to take copies, of such records on reasonable notice during normal business hours.



        If HM Customs & Excise notify BC International that they do not agree that the sale of the Acquired Assets held by BC International (or any part of them) pursuant to this Agreement falls within Section 49 of the VATA and Article 5 of the Special Provisions Order, BC International shall, promptly following its receipt of such notification or at the U.S. Closing (whichever is later), issue to the Buyer a valid VAT invoice in respect of the sale of the Acquired Assets held by BC International (or the relevant part thereof). The Buyer shall, promptly following its receipt of such invoice, pay to BC International one-half of the VAT charged on the sale of the Acquired Assets held by BC International (or the relevant part thereof) and return to BC International all those records referred to in paragraph (e) above and all copies thereof.



         BC France.
PAGE

        At the France Closing, BC France shall transfer to the Buyer those employees of BC France listed on Schedule 1.33 attached hereto. Following the France Closing, BC France shall, subject to the provisions of Section 7.3, continue to operate its manufacturing business and shall use its best efforts to complete the Contracts in Progress of BC France as in existence on the France Closing Date as soon as possible following such date.



        In connection with the completion of the Contracts in Progress of BC France contemplated by paragraph (a) above, the Buyer shall make available to BC France, for a period of 180 days commencing on the France Closing Date, such administrative, field service and engineering personnel transferred to the Buyer by BC France as BC France may reasonably request. Notwithstanding the foregoing, the Parties acknowledge that the Buyer will require the services of such personnel in the conduct of its own business. The Buyer shall allocate the services of such personnel between the Buyer and BC France in good faith and in a reasonable and prudent manner. In addition, at the request of BC France, the Buyer shall provide warranty and field service to customers of BC France with respect to the Contracts in Progress of BC France as in existence on the France Closing Date. The Buyer shall invoice BC France for (i) the services of such personnel and such warranty and field services at a rate equal to 110% of the total salary, social security and fringe benefit costs and travel and entertainment expenses incurred by the Buyer in providing such personnel and services, (ii) all other out-of-pocket expenses incurred by the Buyer in connection with the provision of such personnel and services, and (iii) any applicable value added Taxes. Notwithstanding the foregoing, the Buyer shall provide warranty service for customers of BC France at the request of BC France and at no cost to BC France or its customers with respect to (A) products manufactured or sold by BC France prior to the U.S. Closing Date and (B) products which represent Contracts in Progress of BC France as in existence on the U.S. Closing Date. The Sellers shall cause BC France to pay such invoices within 30 days of the date thereof.



        BC France shall make available to the Buyer, for a period of 180 days commencing on the France Closing Date, such accounting, administrative and purchasing personnel retained by BC France as the Buyer may reasonably request. Notwithstanding the foregoing, the Parties acknowledge that BC France will require the services of such personnel in the conduct of its own business. BC France shall allocate the services of such personnel between BC France and the Buyer in good faith and in a reasonable and prudent manner. BC France shall invoice the Buyer for (i) the services of such personnel at a rate equal to 110% of the total salary, social security and fringe benefit costs and travel and entertainment expenses incurred by BC France in providing such personnel, (ii) all other out-of-pocket expenses incurred by BC France in connection with the provision of such personnel, and
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




        (iii) any applicable value added Taxes. The Buyer shall pay such invoices within 30 days of the date thereof.



        The Parties acknowledge and agree that Christian Lastera, the General Manager of BC France (the "General Manager"), shall be a Continuing Employee. During the six-month period following the France Closing Date, the General Manager shall be employed by each of BC France and the Buyer with respect to one-half of his business time. The Parties agree that the services provided by the General Manager to BC France during such six-month period shall be limited to the completion by BC France of its Contracts in Progress pursuant to paragraph (a) above and shall not include the development or administration of BC France's severance or social welfare plans described in paragraphs (e) and (g) below. At the request of BC France, the Buyer and BC France shall continue the arrangements with respect to the employment of the General Manager for up to an additional three months following the completion of the six-month period referred to above, provided that the General Manager shall not devote more than 25% of his business time to employment by BC France during such additional period.



        Following the France Closing and the completion of the Contracts in Progress of BC France contemplated by paragraph (a) above, BC France may continue to engage in a manufacturing business subject to the provisions of Section 7.3 or may elect to wind down its operations. In the event that BC France elects to wind down its operations, BC France shall develop and implement severance and social welfare plans for the termination of all of its remaining employees. Such plans shall be administered for BC France by Michel Lacabarats. The Buyer shall reimburse BC France for all severance costs paid by BC France to employees during the 18-month period following the France Closing Date in connection with the termination of its remaining employees who were employed by BC France as of the France Closing Date promptly following receipt by the Buyer of evidence reasonably satisfactory to the Buyer of payment thereof; provided, however, that (i) in no event shall the Buyer be obligated to reimburse BC France for aggregate severance costs which, when added to any payments made directly by the Buyer or any of its Affiliates to current or former employees of BC France who are not Designated Employees, exceed $1,500,000, and (ii) in the event that the aggregate severance costs for which BC France seeks reimbursement pursuant to this paragraph (e) are, when added to the amount of any payments made directly by the Buyer or any of its Affiliates to current or former employees of BC France who are not Designated Employees, less than $1,500,000, the Buyer shall pay to BC France, promptly following receipt of written notice from BC France stating that no additional severance reimbursement shall be sought from the Buyer pursuant hereto, an amount equal to one-half of the difference between (A) $1,500,000, minus (B) the sum of (I) the amount of any payments made directly by the Buyer or any of its Affiliates to current or former employees of BC France who are
PAGE
        not Designated Employees and (II) the actual amount of severance previously reimbursed pursuant to this paragraph (e). In no event shall the Buyer have any liability for, and the Sellers jointly and severally shall indemnify and hold harmless the Buyer and its Affiliates from and against, any and all Damages associated with the continuation by BC France of its manufacturing business subject to Section 7.3 hereof, the winding down and closing of the operations of BC France contemplated by this Section 7.15 and/or the termination of employment of any employees of BC France in connection therewith, other than
        (X) the obligation of the Buyer for no more than $1,500,000 of severance costs in accordance with this paragraph (e) and (Y) the obligation of the Buyer set forth in paragraph (f) below.



        In the event that any Designated Employees who are employees of BC France do not accept the Buyer's offer of employment in accordance with Section 7.8 of this Agreement, the Buyer shall reimburse BC France for one-half of the severance costs paid by BC France to such employees during the 18-month period following the France Closing Date promptly following receipt by the Buyer of evidence reasonably satisfactory to the Buyer of payment thereof; provided, that in no event shall the Buyer be obligated to reimburse BC France, with respect to a particular Designated Employee, for an amount in excess of one-half of the estimated severance costs set forth opposite the name of such Designated Employee on Schedule 7.15(f) attached hereto.



        BC France shall keep the Buyer regularly informed as to the progress of the wind down of its manufacturing operations and the termination of its remaining employees. BC France shall engage the services of labor counsel reasonably satisfactory to the Buyer in connection with the termination of its remaining employees and shall instruct such counsel to consult with the Buyer and its labor counsel prior to taking any significant decisions or actions with respect to the termination of employment of the remaining BC France employees or the development or administration of the severance and social plans referenced in this Section 7.15, including without limitation providing the Buyer and its labor counsel with a reasonable opportunity to review and comment on such plans. BC France shall not take any action which could result in any of its remaining employees having the ability to require the Buyer or any of its Affiliates to assume the employment of any such employees following the U.S. Closing or the France Closing.



        BC France shall, until December 31, 1997 or the date 90 days following the France Closing, whichever is later, and at no cost to the Buyer, allow the Buyer to continue to conduct the Business acquired by the Buyer hereunder at BC France's facility located in Floriac, France following the France Closing in substantially the same manner and to substantially the same extent previously
PAGE
        conducted by BC France at such facility prior to the France Closing; provided, that any employees of the Buyer based at such facility shall respect any reasonable rules regarding the use and operation of such facility and enforced by BC France and designed to ensure the safety, security, maintenance and orderly operation of such facility.



        All amounts payable or reimbursable by a Party pursuant to this
        Section 7.15 shall be paid in U.S. Dollars based on the applicable exchange rate in effect on the date of receipt by such Party of an invoice therefor.



         BC International Inventory. Promptly following the U.S. Closing, the Buyer and BC International shall, to the extent practical, segregate at BC International's facility in Newport, South Wales of the United Kingdom all of the inventory and other Acquired Assets acquired by the Buyer as of the U.S. Closing Date. BC International shall, at no charge to the Buyer, provide the Buyer with a segregated, secure location at its facility to store such materials and assets for the duration of the BC International Supply Agreement referred to in Section 6.1(n) of this Agreement. The Buyer and BC International shall cooperate promptly following the U.S. Closing to perform a physical inventory of the Acquired Assets transferred by BC International to the Buyer as of the U.S. Closing Date.



         Excluded Sales Contracts. Promptly following the U.S. Closing, the Buyer and Black Clawson shall send to each of the other parties to the Excluded Sales Contracts a joint letter, in form and substance satisfactory to Buyer and Black Clawson, outlining proposed arrangements for the distribution of products of the Business by such third parties following the U.S. Closing.



         Arrangements Regarding Certain Contracts. The Buyer promptly shall pay to the Sellers in cash the $1,500,000 of the purchase price (the "Holdback Amount") that was not paid to the Sellers at the closing in accordance with Section 2.3(d) of this Agreement if, on or before the 60th day after the U.S. Closing Date, the Sellers shall have delivered to the Buyer duly executed assignments of the BC Asia Agreements (as defined below) together with consents to such assignments (except in the case of the agreement referred to in clause (i) below, with respect to which no consent shall be required) duly executed by Jin Ya Netting Industry Co. Ltd. ("Jin Ya") or Pacific Pulp and Paper Enterprises Ltd. ("Pacific Pulp"), as applicable, which assignments and consents are in form and substance reasonably satisfactory to the Buyer. For purposes of this Agreement, the BC Asia Agreements means the following four contracts to which BC Asia or one of the Sellers is a party: (i) Right of First Refusal
PAGE

        Agreement with Jin Ya dated June 1, 1996; (ii) Distribution Agreement with Jin Ya (a/k/a Jine Hsin Co. Ltd.) dated June 1, 1996; (iii) License Agreement with Jin Ya dated June 1, 1996; and
        (iv) Subdistribution Agreement with Pacific Pulp dated June 14, 1996. If the Sellers have not so delivered all of such assignments and consents on or before such 60th day, the Buyer shall be entitled to retain the Holdback Amount without any obligation to the Sellers with respect thereto.



         ARTICLE VIII



        INDEMNIFICATION



         Indemnification by the Sellers. Each of the Sellers, jointly and severally, shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to, constituting or arising out of:



        any misrepresentation or breach of warranty by any of the Sellers contained in this Agreement or any of the Ancillary Agreements;



        any failure to perform any covenant or agreement of any of the Sellers contained in this Agreement or any of the Ancillary Agreements;



        any Retained Liabilities;



        any and all Taxes to the extent specified in Section 7.10(a)(i);



        any and all matters relating to the Lafayette Paper, 1st Urban Fiber/Hagerstown Fiber Limited Partnership, Gaylord Container and Cadidavid projects or engagements, including without limitation any actual or alleged product warranty and/or product liability claims relating thereto, the collection of all Accounts Receivable associated therewith, any suits, proceedings or actions resulting therefrom, any attorneys' fees, amounts paid to investigate, defend or settle such claims and any awards of damages, costs or penalties related thereto;
PAGE
        any guaranty, warranty, right of return, credit or other indemnity obligation undertaken by any of the Sellers in connection with the Business prior to the U.S. Closing (or, with respect to any such obligation of BC France, the France Closing), in each case to the extent such obligation is beyond the Seller's standard terms and conditions of sale or lease;



        any and all matters relating to claims or allegations made by, or liabilities or obligations to, Christian Chu, AITC and/or their respective Affiliates, including without limitation the matters alleged in that certain four page letter dated April 18, 1997, from Richard J. Schager, Jr. of Stamell & Schager, LLP to Stephen P.H. Rachlis of Braunschweig & Osborne, and any suits, proceedings or actions resulting therefrom, any attorneys' fees, amounts paid to investigate, defend or settle such claims and any awards of damages, costs or penalties related thereto;



        any and all matters relating to claims or allegations by, or liabilities or obligations to, Sulzer Inc., Voith Sulzer Paper Technology North America, Inc., Voith Sulzer Papiertechnik GmbH, and/or their respective Affiliates, including without limitation the matters referred to in the Settlement and License Agreement dated March 22, 1996 among Black Clawson and such entities;



        any and all matters relating to claims or allegations by, or liabilities or obligations to, GL&V-Paper Machine Group Inc. and/or its Affiliates, including without limitation the matters referred to in the Right of First Offer Agreement dated as of March 15, 1996 among Black Clawson, Black Clawson-Kennedy, Ltd. and GL&V-Paper Machine Group Inc.;



        any and all matters relating to claims or allegations by, or liabilities or obligations to, PWA Papierwerke
        Waldhof-Aschaffenburg AG (Germany) and/or its Affiliates, including without limitation the matters referred to in the Settlement Agreement dated May 17, 1993 between Black Clawson and such entity; or



        the failure of the Buyer and the Sellers in connection with the sale of the Acquired Assets by the Sellers to the Buyer pursuant to this Agreement, to comply with and obtain for the Buyer the benefits afforded by compliance with any applicable bulk transfer laws.
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




         Indemnification by the Buyer. The Buyer shall indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Damages incurred or suffered by any of the Sellers or any Affiliate thereof resulting from, relating to, constituting or arising out of:



        any misrepresentation or breach of warranty by the Buyer contained in this Agreement or any of the Ancillary Agreements;



        any failure to perform any covenant or agreement of the Buyer contained in this Agreement or any of the Ancillary Agreements;



        any Assumed Liabilities;



        any Sellers' Obligations;



        any liabilities or obligations of the Sellers under the federal Worker Adjustment and Retraining Notification Act which, but for any action taken by the Buyer following the U.S. Closing Date, the Sellers would not have incurred as a result of the consummation of the transactions contemplated by this Agreement; or



        any and all Taxes to the extent specified in Section 7.10(a)(ii).



         Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify (in accordance with Section 10.7) the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), unless the Indemnifying Party shall not have taken
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




        control of the defense of such claim as provided in Section 8.4 of this Agreement, after notification thereof pursuant to this
        Section 8.3, in which case the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent.



         Defense by the Indemnifying Party. In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within 10 days after the date of the notice of the claim from the Indemnified Party pursuant to
        Section 8.3, assume the defense of such claim or legal proceeding with counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld, if (a) the Indemnifying Party acknowledges to the Indemnified Party in writing the Indemnifying Party's obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) the third party seeks monetary damages only, and (c) an adverse resolution of the third party's claim would not have a material adverse effect on the goodwill or the reputation of the Indemnified Party or the Business or the future conduct of the business of the Indemnified Party or the Business. If the Indemnifying Party so assumes such defense, the Indemnified Party shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability on the Indemnified Party without the written consent of the Indemnified Party. If the Indemnifying Party does not (or is not permitted under the terms hereof to) assume the defense of any such claim or legal proceeding, (i) the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may deem appropriate, including but not limited to settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The party controlling the defense of a third-party claim pursuant to this Section 8.4 shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.
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




         Payment of Indemnification Obligation. All indemnification by the Indemnifying Party hereunder shall be effected promptly as Damages are incurred by payment of cash, delivery of a cashier's or certified check or wire transfer of immediately available funds to an account designated by the Indemnified Party in the amount of the indemnification liability; provided, however, that if the Indemnifying Party is any of the Sellers, the Buyer, as the Indemnified Party, may recover all or any portion of such Damages pursuant to the terms of the Escrow Agreement.



         Survival.



        All representations, warranties, covenants and obligations in this Agreement, the Ancillary Agreements, the Disclosure Schedule, any supplements to the Disclosure Schedule and any other certificate or documents delivered pursuant to this Agreement will survive the U.S. Closing and the France Closing, and the right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representations, warranty, covenants or obligations. If the U.S. Closing occurs, an Indemnifying Party will have no liability for indemnification with respect to any representation or warranty in Article III or Article IV, other than those in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.9(a), 3.20, 4.1, 4.2 or 4.3,
        unless on or before the second anniversary of the U.S. Closing Date (or, to the extent the claim relates in any way to BC France or its business, operations, assets or liabilities, the France Closing Date) the Indemnifying Party is given notice of a claim pursuant to Section 8.3 hereof. However, the preceding sentence of this Section 8.6 will not apply to any breach of any of the Indemnifying Party's representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made. A claim with respect to Section 3.20 may be made at any time on or before the fifth anniversary of the U.S. Closing Date (or, to the extent the claim relates in any way to BC France or its business, operations, assets or liabilities, the France Closing Date). A claim with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.8, 3.9(a), 4.1, 4.2 or 4.3, or a claim for indemnification or reimbursement not based upon any representation or warranty in Article III or
        Article IV, may be made at any time.



        If a notice is given in accordance with Section 8.3 before the expiration of the applicable survival period (if any) specified in Section 8.6(a) with respect to any claims, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claims (and no
PAGE
        others) shall survive until, but only for purposes of, the resolution of such claims.



         Limitations.



        An Indemnifying Party will have no liability for indemnification pursuant to Section 8.1(a) or 8.2(a) until the aggregate Damages to the Indemnified Party exceed $1,100,000 (at which point the Indemnified Party shall become liable for only the amount by which such Damages exceed $1,100,000). However, the preceding sentence of this Section 8.7 will not apply to indemnification for any breach of any of the Indemnifying Party's representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made and will not apply to any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.8, 4.1, 4.2 or 4.3.



        Except with respect to claims based on fraud and claims by the Sellers' Representative for payment of the Purchase Price, the rights of the Parties under this Article VIII shall be the exclusive remedy of the Parties with respect to matters covered by this Article VIII.



         Parent Guarantee. The Parent hereby unconditionally guarantees the due and punctual payment and performance of the Buyer's obligations set forth in this Agreement. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event which might otherwise operate as a legal or equitable discharge of the Parent under this Section 8.8. The Parent hereby waives all special suretyship defenses and notice requirements.





         ARTICLE IX



        TERMINATION
PAGE

         Termination of Agreement. The Parties may terminate this Agreement prior to the U.S. Closing as provided below:



        the Parties may terminate this Agreement by mutual written consent;



        the Buyer may terminate this Agreement by giving written notice to the Sellers in the event any of the Sellers is in breach, and the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach, of any material representation, warranty or covenant contained in this Agreement, which breach is not cured within 15 days of the receipt of notice by the breaching Party delivered in accordance with the provisions of Section 10.7 of this Agreement;



        the Buyer may terminate this Agreement by giving written notice to the Sellers if the U.S. Closing shall not have occurred on or before May 31, 1997 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); or



        the Sellers may terminate this Agreement by giving written notice to the Buyer if the U.S. Closing shall not have occurred on or before May 31, 1997 by reason of any failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from a breach by any of the Sellers of any representation, warranty or covenant contained in this Agreement).



         Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement, including without limitation breaches of the covenants set forth in Article V, occurring prior to such termination).



         Termination of France Closing. The Parties may terminate this Agreement with respect to the obligation of BC France to sell to the Buyer, and the Buyer to purchase from BC France, the France Assets, and the requirement that the Buyer assume from BC France the France Liabilities in connection therewith, as provided below:
PAGE

        The Parties may terminate such obligations by mutual written consent;



        The Buyer may terminate such obligations by giving written notice to the Sellers if the France Closing shall not have occurred on or before October 7, 1997 by reason of the failure of any condition precedent under Section 6.3 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement); provided, however, that if the France Closing has not occurred by such date solely as a result of a failure of the condition precedent set forth in Section 6.3(d) hereof, then the Buyer may only terminate such obligations if the France Closing shall not have occurred on or before the first anniversary of the U.S. Closing Date; or



        The Sellers may terminate such obligations by giving written notice to the Buyer if the France Closing shall not have occurred on or before the first anniversary of the U.S. Closing Date by reason of any failure of any condition precedent under
        Section 6.4 hereof (unless the failure results primarily from the breach by any of the Sellers of any representation, warranty or covenant contained in this Agreement).



        If any Party terminates such obligations pursuant to this
        Section 9.3, all obligations of the Parties with respect to such obligations shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement, including without limitation breaches of the covenants set forth in Article V, occurring prior to such termination); provided, however, that in no event shall any such termination effect or otherwise modify in any way any of the other rights, responsibilities and obligations of the Parties under this Agreement, including without limitation the obligations of BC France pursuant to Sections 7.3 and 7.12 of this Agreement.





         ARTICLE X



        MISCELLANEOUS
PAGE

         Press Releases and Announcements. Prior to the U.S. Closing, no Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or Regulation or the applicable rules of a stock exchange; and provided, further, that the Buyer may issue press releases or make other public announcements concerning the execution of this Agreement and the terms thereof with the prior written approval of the Sellers, which approval shall not be unreasonably withheld or delayed.



         No Third Party Beneficiaries. This Agreement (including without limitation Sections 5.9, 7.8, 7.9 and 7.15 hereof) shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.



         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement, dated February 12, by and among the Buyer and Black Clawson shall survive until the U.S. Closing, whereupon it shall terminate.



         Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Parties, except that (a) the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer or the Parent (each, a "Designated Transferee"), provided, however, that no such assignment shall relieve either the Buyer or the Parent of its obligations hereunder, and (b) the Sellers shall be permitted to assign portions of the Purchase Price to repay the indebtedness set forth on Section 3.29 of the Disclosure Schedule. If the Buyer assigns any of its rights, interests and/or obligations hereunder to one or more Designated Transferees, then, unless the contract otherwise requires, all references herein to the Buyer shall mean and include any and all such Designated Transferees. Black Clawson shall not directly or indirectly liquidate, distribute, pay or otherwise transfer all or any portion of the Purchase Price, including without limitation by means of dividend, distribution, redemption, compensation payment or any other mechanism, to any or all of its stockholders, directors or officers, or any of their respective Affiliates, including the other Sellers, prior to the second
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        anniversary of the U.S. Closing Date without the prior written approval of the Buyer; provided, however, that (i) Black Clawson may distribute to its stockholders and/or the other Sellers not more than $7,000,000 during the period commencing on the U.S. Closing Date and ending on the first anniversary thereof and not more than an additional $7,000,000 during the period commencing on the first anniversary of the U.S. Closing Date and ending on the second anniversary thereof, and (ii) Black Clawson may contribute all or any portion of the Purchase Price to the capital of any indirect or direct wholly-owned subsidiary of Black Clawson if, prior to such contribution, such subsidiary agrees in writing, in form and substance reasonably satisfactory to the Buyer, to comply with the restriction applicable to the Purchase Price set forth in this Section 10.4.



         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.



         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.



         Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered three days after it is sent by U.S. registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:



        If to the Sellers:            Copy to:
        -----------------             --------



        The Black Clawson Company,    Morrison Cohen Singer &
                                      Weinstein, LLP
          as Sellers' Representative
                                      750 Lexington Avenue
        405 Lexington Avenue
                                      New York, NY  10022
        New York, NY  10174
                                      Telecopy:  (212) 735-8708
        Telecopy:  (212) 916-8057
                                      Attention:  Peter D. Weinstein,
        Attention:  Carl C. Landegger Esq.
        If to the Buyer:              Copies to:
        ----------------              ----------
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        Thermo Fibertek Inc.          Thermo Electron Corporation

        81 Wyman Street               81 Wyman Street

        P.O. Box 9046                 P.O. Box 9036

        Waltham, MA  02254-9046       Waltham, MA  02254-9036

        Telecopy:  (617) 622-1292     Telecopy: (617) 622-1283

        Attention:  President         Attention:  General Counsel



                                      Hale and Dorr LLP

                                      60 State Street

                                      Boston, MA  02109

                                      Telecopy:  (617) 526-5000

                                      Attention:  Hal J. Leibowitz,
                                      Esq.


        Any Party may also give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any notice sent by telecopy shall be followed by a confirmation copy sent by reputable overnight business courier service. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.



         Governing Law; Time of the Essence. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts; provided, however, that matters relating to the Seller's UK Scheme shall be governed by and construed in accordance with the laws of England and Wales. Time is of the essence in the performance of this Agreement.



         Amendments and Waivers.  The Parties (and, in the case of
        Section 8.8, the Parent) may amend any provision of this Agreement at any time by a written instrument signed by each of the Parties (and, in the case of Section 8.8, the Parent). No
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        waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.



         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.



         Expenses. Except as specifically set forth in this Agreement, the Escrow Agreement and the BC France Escrow Agreement, each Party shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event of any litigation, claim, proceeding or arbitration with respect to this Agreement or the Ancillary Agreements, the prevailing Party or Parties shall be paid its or their reasonable legal fees and expenses by the opposing Party or Parties.



         Specific Performance. Each Party and the Principal acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement (including without limitation Sections 7.1, 7.2, 7.3, 7.12 and 9.3 hereof) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party and the Principal agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any foreign jurisdiction or any state or province thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.
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





         Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign Law or Regulation shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.



         Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In the event of any conflict between the provisions of this Agreement and the Acte de Cession de fonds de Commerce attached hereto as Exhibit I, the provisions of this Agreement shall control.







        [Remainder of page intentionally left blank.]
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




             IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



             BUYER:



             BC ACQUISITION CORP.



             By:___________________________________



             Title:__________________________________





             SELLERS:



             THE BLACK CLAWSON COMPANY





             By:___________________________________



             Title:__________________________________





             BLACK CLAWSON SHARTLE MFG. CO. INC.





             By:___________________________________



             Title:
                   ----------------------------------
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             BLACK CLAWSON INTERNATIONAL, LTD.





             By:___________________________________



             Title:
                   ----------------------------------
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             BLACK CLAWSON CANADA FIBRE    PROCESSING LTD.





             By:___________________________________



             Title:__________________________________





             BLACK CLAWSON EUROPE S.A.





             By:___________________________________



             Title:
                   ----------------------------------
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




        The undersigned agrees to his obligations set forth in Sections 5.3, 7.1, 7.2, 7.3, 9.3 and 10.12 of this Agreement.





                  _____________________________

                  Carl C. Landegger





        The undersigned agrees to its obligations set forth in Section
        8.8 of this Agreement.



             THERMO FIBERTEK INC.





             By:________________________________



             Title:
                   -------------------------------
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